UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ⌧                            Filed by a Party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

⌧ No fee required.

◻ Fee paid previously with preliminary materials.

◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2026

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. which will be held on Thursday, June 11, 2026 at 10:00 a.m., New York time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, 29th Floor, New York, New York 10019.

Only stockholders of record at the close of business on April 16, 2026, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Stockholders who own shares of our common stock beneficially through a bank, broker or other nominee will also be entitled to attend the Annual Meeting.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked:

1	To elect eleven directors to serve on our Board of Directors for the ensuing year,
2	For an advisory and non-binding vote on the compensation of our named executive officers,
3	To approve our amended 2023 Long-Term Incentive Plan to increase the number of shares of common stock authorized for grant and issuance under the 2023 Long-Term Incentive Plan by 2,500,000 shares, and
4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.

At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

Thank you for your cooperation.

Very truly yours,

Morris Goldfarb
Chief Executive Officer

May 5, 2026

Forward-Looking Statements

Various statements contained in this Proxy Statement, in future filings by us with the SEC, in our press releases and in oral statements made from time to time by us or on our behalf constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “will,” “project,” “we believe,” “is or remains optimistic,” “currently envisions,” “forecasts,” “goal” and similar words or phrases and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements also include representations of our expectations or beliefs concerning future events that involve risks and uncertainties. Any forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. A detailed discussion of significant risk factors that have the potential to cause our actual results to differ materially from our expectations is described under the heading “Risk Factors” in our 2025 Annual Report. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of G-III Apparel Group, Ltd. will be held on:

Thursday, June 11, 2026	10:00 a.m., New York time	The offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas 29th Floor New York, New York 10019

For the following purposes:

1	To elect eleven directors to serve on our Board of Directors for the ensuing year,
2	To hold an advisory and non-binding vote on the compensation of our named executive officers,
3	To approve our amended 2023 Long-Term Incentive Plan to increase the number of shares of common stock authorized for grant and issuance under the 2023 Plan by 2,500,000 shares,
4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027, and
5	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 16, 2026 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. No postage is required if the proxy is mailed in the United States. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 11, 2026.

The Proxy Statement and our 2025 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
May 5, 2026

1	PROXY STATEMENT	22	Additional Corporate Governance Policies
1	General Information	25	COMPENSATION DISCUSSION AND ANALYSIS
4	PROXY SUMMARY	25	CD&A Table of Contents
4	Annual Meeting of Stockholders	26	Executive Summary
4	Business Information—About G-III	31	Elements of Our Compensation Program—What We Pay and Why
5	Our Business Performance in Fiscal 2026	36	Other Compensation and Governance Programs, Policies and Considerations
8	Our Director Nominees	36	How We Make Compensation Decisions
10	Governance Highlights	38	COMPENSATION COMMITTEE REPORT
10	Stockholder Outreach	39	EXECUTIVE COMPENSATION TABLES
10	Corporate Social Responsibility	50	CEO PAY RATIO
		51	PAY VS. PERFORMANCE
12	Executive Compensation Highlights	54	DIRECTOR COMPENSATION
13	Approval of Our Amended 2023 Long-Term Incentive Plan	56	PROPOSAL NO. 1 ELECTION OF DIRECTORS
14	BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT	61	PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
17	CORPORATE GOVERNANCE	62	PROPOSAL NO. 3 APPROVAL OF OUR AMENDED 2023 LONG-TERM INCENTIVE PLAN
17	Board of Directors	71	AUDIT COMMITTEE REPORT
17	Audit Committee	72	PRINCIPAL ACCOUNTING FEES AND SERVICES
18	Compensation Committee	73	PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
19	Nominating and Corporate Governance Committee	74	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
20	Stockholder Communications	75	STOCKHOLDER PROPOSALS
21	Risk Oversight	76	OTHER BUSINESS
21	Leadership Structure of the Board

How to Vote in Advance
Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card or voting instruction form in hand and follow the below instructions:
By telephone – You can vote your shares by calling the number on your proxy card or voting instruction form
By Internet – You can vote your shares online at the website shown on your proxy card or voting instruction form
By mail – Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

2026 PROXY STATEMENT / i

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

PROXY STATEMENT

General Information

This Proxy Statement (first mailed to stockholders on or about May 5, 2026) is furnished to the holders of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on:

Thursday, June 11, 2026	10:00 a.m., New York time	The offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas 29th Floor New York, New York 10019

It is proposed that, at the Annual Meeting, we:

1	Elect eleven directors to serve on our Board of Directors for the ensuing year,
2	Hold an advisory and non-binding vote on the compensation of our named executive officers (“Named Executive Officers” or “NEOs”),
3	Approve our amended 2023 Long-Term Incentive Plan (the “2023 Plan”), to increase the number of shares of common stock authorized for grant and issuance under the 2023 Plan by 2,500,000 shares, and
4	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom (except our proxy solicitor D.F. King) will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. In addition to solicitations by mail, we have retained D.F. King to aid in the solicitation of proxies for the Annual Meeting at an estimated fee of $11,500. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed, or you may vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the

2026 PROXY STATEMENT / 1

Proxy Statement

Annual Meeting. Beneficial owners of our Common Stock should contact their bank, brokerage firm or other custodian, nominee, or fiduciary if they wish to revoke their proxy.

Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby:

(i)	“FOR” the election of each of the eleven nominees for director as shown on the form of proxy,
(ii)	“FOR” approval of the compensation of our Named Executive Officers,
(iii)	“FOR” approval of our amended 2023 Plan to increase the number of shares of common stock authorized for grant and issuance by 2,500,000 shares,
(iv)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027, and
(v)	in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

On April 16, 2026, there were 42,189,287 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 16, 2026 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current Nasdaq rules, brokers have discretionary voting power with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027, but will not be authorized to vote with respect to the (a) election of our eleven nominees for director, (b) advisory and non-binding vote on the compensation of our Named Executive Officers or (c) the approval of the amendment to the 2023 Plan, unless you provide voting instructions to your broker.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The eleven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors; provided, however, that pursuant to our Director Selection and Qualification Standards and Resignation Policy, any nominee for director in this uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee and the Board of Directors will consider the resignation and determine whether or not to accept the resignation.

See “Corporate Governance—Additional Corporate Governance Policies—Director Selection and Qualification Standards and Resignation Policy” for a more complete description of the application of this Policy.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to decide the other matters to be voted on at the Annual Meeting.

You may vote “FOR” or “VOTE WITHHELD” with respect to each or all of the director nominees. If you elect not to vote on the election of directors, this will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “VOTE WITHHELD” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the (a) proposal to approve, on an advisory basis, the compensation of our Named Executive Officers, (b) proposal to approve our amended 2023 Plan to increase the number of shares of common stock authorized for grant and issuance under the 2023 Plan by 2,500,000 shares and (c) proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. If you elect to abstain

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Proxy Statement

from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

2026 PROXY STATEMENT / 3

PROXY SUMMARY

This summary highlights information on the proposals that require your vote at the Annual Meeting, as well as information on our business, our Board of Directors and our corporate governance structure. This summary does not contain all of the information that you should consider before voting and we ask that you read the entire Proxy Statement carefully. As used in the Proxy Statement, “G-III,” “our company” and “we” refer to G-III Apparel Group, Ltd. and its subsidiaries.

Annual Meeting of Stockholders	Proposals That Require Your Vote
Date and Time June 11, 2026, 10:00 a.m. New York time	Proposal		Board Vote Recommendation	More Information
	1	Annual election of 11 directors	FOR each Nominee	Page 56
Place The offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas 29th Floor New York, New York 10019	2	Advisory vote on the compensation of our Named Executive Officers	FOR	Page 61
	3	Approval of our amended 2023 Long-Term Incentive Plan	FOR	Page 62
	4	Ratification of appointment of independent registered public accounting firm	FOR	Page 73
Availability of Proxy Materials The Proxy Statement and our 2025 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.	Business Information—About G-III

G-III designs, sources, distributes and markets an extensive range of apparel, including outerwear, dresses, sportswear, suit separates, athleisure, jeans, swimwear, as well as handbags, footwear, small leather goods, cold weather accessories and luggage.

Under the leadership of Morris Goldfarb and a seasoned executive team with a long track record of success, we have evolved from a small leather apparel manufacturer to the diversified apparel company we are today. G-III has a substantial portfolio of more than 30 licensed and proprietary brands, anchored by our key owned brands DKNY, Donna Karan, Karl Lagerfeld and Vilebrequin. We have an extensive portfolio of well-known licensed brands including Levi’s, Halston, Champion, Converse, BCBG, French Connection and Nautica as well as Calvin Klein and Tommy Hilfiger. Through our licensed team sports business, we have partnerships with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities.

We distribute our products through multiple channels and in markets located in a variety of geographies.

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PROXY SUMMARY

Our Business Performance in Fiscal 2026

Fiscal 2026 was a pivotal year for the Company. We made meaningful progress in advancing our long-term strategy despite a tough environment. Late in 2022, our long-time licensor partner, PVH Corp., informed us that it would not grant long-term renewals of our licenses for Calvin Klein and Tommy Hilfiger products. At that time, we entered into amendments to the license agreements for the Calvin Klein and Tommy Hilfiger products that provide for staggered extensions by category. These business lines represented approximately 28% (approximately $827 million) of our net sales in fiscal 2026, down from 48% (approximately $1.5 billion) of our net sales in fiscal 2023. We expect net sales of Calvin Klein and Tommy Hilfiger products to decline by approximately $470 million in fiscal 2027 before rolling off completely in fiscal 2028.

As a result of strategic planning by our management and Board, and proactive risk management and contingency planning, we were prepared for this challenge. Our team, led by our Chairman and CEO, Morris Goldfarb, Vice Chairman and President, Sammy Aaron, Executive Vice President, Jeffrey Goldfarb and Chief Growth and Operations Officer, Dana Perlman, used their decades of apparel industry experience and extensive relationships with our retail customers and suppliers to pivot, reducing our dependence on these licenses and concentrating on new strategic initiatives.

We are driving growth through four key initiatives:

1)	Invest in brand-building initiatives to increase product and consumer engagement, particularly in our key owned brands, Donna Karan, DKNY, Karl Lagerfeld and Vilebrequin, as well as entering into new long-term licenses, including for the Halston, Champion, Converse, BCBG, French Connection and Nautica brands;
2)	Drive direct to consumer engagement by strengthening our digital business to boost traffic and conversion across owned and partner sites and execute on our retail segment turnaround initiatives in North America;
3)	Expand international sales by prioritizing the right markets, partners and infrastructure to ensure long-term sustainable growth; and
4)	Expand our brand reach into complementary lifestyle categories to grow our brands and deepen consumer connections.

Net Sales $3.0B Compares to $3.2B last year reflecting transition out of certain Calvin Klein and Tommy Hilfiger businesses offset by growth in our owned brands	Adjusted EBITDA * $192M Compares to $326M last year	Non-GAAP Net Income* $116M Compares to $204M last year	Non-GAAP Diluted Net Income Per Share* $2.61 Includes the negative impact of $0.30 per share from the Saks Global bankruptcy and compares to $4.42 last year

*Please see Appendix B for a reconciliation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share to GAAP amounts.

Under the leadership of Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Dana Perlman and our dedicated executive team, G-III has successfully operated in fashion markets that are intensely competitive. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple market segments, distribution channels and geographic areas, is critical to our success. This is demonstrated by our ability to reposition the Company and deliver strong results during a challenging environment in fiscal 2026.

Our Board believes the relative performance of our Common Stock, as measured by Total Stockholder Return (TSR), is an important performance indicator. Our TSR strongly outperformed the S&P 1500 Apparel, Accessories & Luxury Goods Industry Index over the one, three and five-year periods ended on January 31, 2026. In addition, our TSR

2026 PROXY STATEMENT / 5

PROXY SUMMARY

performance has been competitive with the performance of our compensation peer group over these periods. Importantly, we instituted a quarterly cash dividend in fiscal 2026 and paid $0.10 per share in each of the third and fourth quarters of fiscal 2026.

We believe that our stockholders attribute this strong performance to the successful measures we have taken following the announcement of the planned long-term termination of the Calvin Klein and Tommy Hilfiger licenses, including by driving our owned brands across categories, continued development and expansion of our DKNY business and repositioning and expansion of our Donna Karan business, expanding our international business, increasing digital channel business opportunities and entering into important new license agreements.

Effective February 2026, we entered into a license agreement with French Connection Limited to design and produce women’s and men’s apparel (subject to certain exclusions), women’s and men’s outerwear, handbags and men’s footwear under the French Connection brand. The license agreement includes an initial term of five-years with an option to renew for an additional five-year term. The products produced under this license agreement are expected to be distributed in North America through our diversified distribution network, including premier department stores, digital channels, as well as other channels. First deliveries of our French Connection product began in February 2026 for Spring 2026. We believe that significant opportunity exists in the categories subject to this license agreement where we have strong expertise, and the products expected to be produced align with G-III’s core competencies.

Our strategy is focused on four key strategic pillars, which we believe are critical to driving long-term profitability and stockholder value:

●	Drive growth of our owned brands: Capturing the long-term potential of our owned brands is one of our top priorities. With full control over design, production, global distribution and marketing, these brands represent an important and sustainable long-term profit driver, generating higher operating margins and providing an incremental licensing income stream. We believe we have a significant runway for growth in North America as well as internationally for our key owned brands DKNY, Donna Karan, Karl Lagerfeld and Vilebrequin. We are actively working to unlock the full potential of these brands on a global scale.

●	Build our complementary portfolio of licensed brands: Expanding our portfolio of strategic licenses remains central to our growth strategy. Each of our licensed brands offer unique attributes that diversify our portfolio across product, aesthetic, distribution channels and consumer segments. We have built a powerful corporate platform that enables us to bring brands to market in an efficient and scalable manner. In 2024, we brought to market three new licensed brands: Halston, Champion and Nautica. In Fall 2025, we launched two additional licenses for Converse

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PROXY SUMMARY

and BCBG. Most recently, in January 2026, we signed a new licensing agreement for the French Connection brand. We plan to grow these brands as we expand distribution and launch new product over the course of these multi-year licenses.

●	Expand our global reach: International expansion remains one of our largest opportunities over the near and long term. Vilebrequin, along with our acquisition of Karl Lagerfeld, has helped establish our international presence, and we are in the early stages of global expansion for DKNY. Importantly, several of our newly added licenses provide an opportunity for international distribution. We continue to actively invest in and build upon our capabilities to support our international business. We intend to leverage the strength of our brands and our ability to connect with customers to grow our brands internationally and unlock incremental sales in new global markets. In fiscal 2026, we generated approximately $672.1 million in net sales outside the United States, or approximately 23% of total net sales.

●	Enhance our omni-channel capabilities: The Company aims to enhance its omni-channel capabilities to meet the customer wherever they shop, delivering growth online and in stores. In North America, we executed well on our retail segment turnaround strategy, which included management changes, reducing our store footprint, and rebasing our merchandising strategy to present a better brand and consumer experience. These initiatives are improving productivity in our direct-to-consumer business for Karl Lagerfeld and DKNY in North America. We are making targeted investments to strengthen our global go-to-market execution, including enhanced data capabilities, upgrades to our owned brand websites and expanded digital partnerships. We are leveraging deeper consumer insights to inform design and merchandising, while improving product presentation across owned and partner platforms to enhance the customer experience and drive conversion.

We ended fiscal 2026 in a strong financial position with over $400 million in cash on our balance sheet with no borrowings on our $700 million revolving credit facility, as well as healthy inventory levels, down approximately 4% to last year. We also instituted a cash dividend and continued to repurchase our stock, returning over $50 million to stockholders as well as investing in strategic initiatives to fuel our growth. Our healthy balance sheet and solid credit profile provides us with ample flexibility to make future investments to drive expansion.

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PROXY SUMMARY

Our Director Nominees

The Board of Directors recommends that stockholders vote FOR Proposal No. 1 to elect eleven directors to serve on our Board of Directors for the ensuing year. Robert L. Johnson and Laura Pomerantz, both current directors, have decided not to stand for reelection at the Annual Meeting.

Our director nominees are listed below.

Name and Primary Occupation	Age	Director since	Independent	Committee and Board Roles
				Audit	Compensation	Nominating & Corporate Governance
Morris Goldfarb Chairman & CEO, G-III	75	1974
Sammy Aaron Vice Chairman and President, G-III	66	2005
Thomas J. Brosig Owner and Chief Financial Officer, McMurphy Homes, LLC	76	1992			●
Dr. Joyce F. Brown President, Fashion Institute of Technology	79	2023				●
Jeffrey Goldfarb Executive Vice President, G-III	49	2009
Victor Herrero Co-Chief Executive Officer, Viva Goods Company Limited	57	2019		●
Patti H. Ongman Independent Retail Consultant and Former Chief Merchandising Officer - Macy’s	70	2022			●
Michael Shaffer Retired Executive Vice President, Chief Operating and Financial Officer, PVH Corp.	63	2023
Cheryl Vitali Retired Global President, L’Oreal’s American Luxury Brands	65	2011				●
Richard White CEO, Aeolus Capital Group LLC	72	2003		●		●
Andrew Yaeger Global Head of Strategic Equity Transactions Group, Jefferies Financial Group Inc.	48	2023		●
Meetings in Fiscal 2026				8	3	1

Committee Chair	● Member	Audit Committee Financial Expert	Chairman of the Board		Lead Independent Director

Board of Directors Nominees Snapshot

The information in this section reflects the composition of the Board of Directors after the Annual Meeting. We have made substantial progress with respect to Board independence (from 67% to 73%), tenure (from 18 to 16.5 years). Of our independent directors, three are new members in the past three years and four are new members in the last four years. While the Company does not have a formal policy with respect to the tenure of Board members, it strives to achieve a mix of experienced and newer directors as evidenced by the election of four new independent directors over the past five years.

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PROXY SUMMARY

Our newer directors are mentored by our more experienced independent directors to foster the transfer of knowledge about us and the ability of our directors to work together in support of us.

Skills and Experience

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PROXY SUMMARY

Governance Highlights

G-III has established strong policies that follow best practices for corporate governance:

Annual election of directors	Robust stock ownership guidelines for executive officers and directors
Experienced Lead Independent Director	Anti-pledging and anti-hedging policies
Regular executive sessions of independent directors	Clawback policy for executive compensation in the event of financial restatements
Board committees composed entirely of independent directors	Established standards for director selection, independence and qualifications

Extensive stockholder outreach led by our Lead Independent Director, with our CFO, Senior Vice President, Investor Relations and the Compensation Committee’s compensation consultant also participating, to obtain direct stockholder feedback

Director resignation policy if a nominee to the Board of Directors fails to receive majority support
Enhanced disclosure of environmental, social and governance initiatives	Annual Say on Pay vote

Stockholder Outreach

G-III and its Board of Directors greatly value the opinions of our stockholders and have spent considerable time soliciting their views on a variety of topics. During prior years we have invited stockholders owning approximately 90% our Common Stock to engage. Stockholders owning approximately 60% to 70% of our Common Stock have chosen to participate in engagement. For calendar year 2026, the holders of approximately 90% of our Common Stock were invited to engage with us and stockholders owning approximately 60% of our Common Stock participated in discussions with us.

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. A second independent Director, our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors in 2026. During these meetings, we discussed (i) our executive compensation program, (ii) retention grants made during fiscal 2026 to select senior executives identified as the next generation of senior leaders, (iii) our CSR efforts over the past year and (iv) Board refreshment.

More information on our stockholder outreach and our "say on pay” results last year and our response is provided beginning on page 29.

Corporate Social Responsibility

The Board of Directors has responsibility for our CSR efforts. We invested significant time and resources furthering our key initiatives, developing programs and expanding our Corporate Social Responsibility (“CSR”) agenda. We have made important progress to reinforce our social and environmental standards as we continue to refine our oversight of our supply chain.

●	Engage Our People – Our associates drive our growth and success, and as we focus on our long-term growth plans, we continue our commitment to foster a strong culture for our people. We implemented associate engagement initiatives supporting our brands and culture and offered training and development opportunities in areas important to our associates, including Lunch and Learns with our leadership teams. We continued our investments in technology, including new Human Resources systems, to further evolve our ways of working.

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PROXY SUMMARY

We are committed to ensuring the workers in our supply chain are treated fairly and our vendors abide by our Vendor Code of Conduct. We work closely with suppliers to develop and implement strategies that align with our social and environmental standards. We have also enhanced the effectiveness of our supplier audits through our continued participation in the Social & Labor Convergence Program, allowing us to reduce the number of audits for suppliers, lessening redundancies in shared audits, and better assist factories to focus on addressing their most pressing issues.

Ending forced labor continues to be a priority in our industry, and we work closely with our supply chain partners to mitigate the risk of forced labor being used to make our products or raw materials utilized in our products. We continue to advance our internal cotton traceability program by conducting our annual Cotton Compliance Monitoring training sessions to educate our staff and factories about our requirements and procedures for ensuring the ethical sourcing of cotton. We are enhancing our program by working on ways to couple these traceability lessons with other materials in our products. We continue to explore ways other SaaS technologies might mitigate risks. We also continue to leverage the testing capabilities of ORITAINTM to trace materials back to their fiber origins to mitigate the risk that forced labor is used in our supply chain. We routinely engage with counsel and industry organizations to ensure our practices and procedures align with the continually developing regulatory landscape.

●	Protect Our Environment – We continue to assess and implement the changes we can make to mitigate the environmental impact of our own operations and that of our entire supply chain. We do this by prioritizing partnerships with vendors and factories that share this commitment and work together to ensure they are well-positioned to meet both our own requirements and a continuously evolving regulatory landscape.

As a member of groups such as Cascale (formerly the Sustainable Apparel Coalition), we continue to collaborate with others in the industry to strengthen our social and environmental programs and improve vendor performance. We completed our Scope 1, 2 & 3 greenhouse gas emissions (“GHGe”) footprint with the goal of establishing targets and remediation for reducing our impact in the future.

We are making progress on our goal to transition our synthetic materials to 100% recycled sources by 2030 and are working to establish a baseline for additional sustainability targets. We are also working to increase the use of recycled, organic, and natural fibers, and successfully introduced recycled synthetic fibers certified by the Global Recycled Standard or the Recycled Claim Standard into a growing number of our products. Notably, in 2025, Vilebrequin, our premier European swimwear brand, manufactured over 85% of its products from preferred materials which consistently deliver reduced impacts and increased environmental benefits. To support our circularity efforts, both Karl Lagerfeld and Vilebrequin offer repair services to extend garment life, and across our portfolio, we work with our partners to seek alternative solutions for unsold products.

●	Invest in Our Community – Our longstanding commitment to philanthropy and supporting the communities where we work and live is embedded in who we are. We are focused on maximizing our global impact through partnerships with key organizations across several pillars, including education, children and families, diversity and combatting homelessness.

Beyond our corporate contributions, our associate philanthropic council collaborates with our brands and businesses to develop and execute charitable initiatives that provide volunteer opportunities for our associates.  Our G-III Gives platform streamlines charitable giving and volunteer opportunities for our associates, and the Matching Gift program continues to expand our impact by supporting the causes most meaningful to our people.

We have a solid foundation in place, which we continue to build upon as we build our new Corporate Sustainability Strategy centered around our core CSR principles: Engage Our People, Protect Our Environment and Invest in Our Community.

2026 PROXY STATEMENT / 11

PROXY SUMMARY

Executive Compensation Highlights

In fiscal 2026, approximately 89% of the compensation of our Chairman and CEO and our Vice Chairman and President and 79% of the average compensation of our other NEOs consisted of at-risk annual and long-term incentive compensation.

Chairman and CEO and Vice Chairman and President Compensation Mix (1)	Other NEOs Compensation Mix

Based on the information in this “Proxy Summary,” as well as the more detailed information contained in the “Compensation Discussion and Analysis,” our Board and our Compensation Committee recommend that our stockholders should vote FOR Proposal No. 2—Advisory Vote on Compensation of our Named Executive Officers, commonly known as the “Say on Pay” proposal.

More information is provided in the “Compensation Discussion and Analysis” beginning on page 25 and the “Executive Compensation Tables” beginning on page 39.

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PROXY SUMMARY

Approval of Our Amended 2023 Long-Term Incentive Plan

We are proposing to amend our 2023 Long-Term Incentive Plan to increase the number of shares of Common Stock that may be issued under the 2023 Plan by 2,500,000 shares. We are seeking authorization for additional shares in order to be able to continue to attract, incentivize and retain executives, other key employees and directors by granting PSUs or other equity awards. In fiscal 2026, we made targeted retention grants to Jeffrey Goldfarb, our Executive Vice President, and Dana Perlman, our Chief Growth and Operations Officer, as well as to other senior executives in connection with succession planning. Additionally, in fiscal 2024, Morris Goldfarb, our Chairman and CEO, was granted a one-time performance-based equity retention award in connection with the renegotiation of his employment contract. As a result, in fiscal 2026 and fiscal 2024, we utilized more shares than anticipated under the 2023 Plan.

As of the record date of April 16, 2026, we will have 599,477 shares available for grant under the 2023 Plan. During fiscal 2024 through fiscal 2026, G-III repurchased 5,966,676 shares of Common Stock.

We also believe it is important to have sufficient shares in order for us to be able to grant stock awards in lieu of annual cash incentives in the future.

Our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 3—Approval of our Amended 2023 Long-Term Incentive Plan.

More information with respect to this proposed amendment to the 2023 Plan, see Proposal No. 3 beginning on page 62.

2026 PROXY STATEMENT / 13

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of April 16, 2026 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Fiscal 2026 Summary Compensation Table; and (iv) all directors and executive officers as a group. Robert L. Johnson and Laura Pomerantz, both current directors of the Company, have decided not to stand for reelection at the Annual Meeting. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 42,189,287 shares of Common Stock outstanding (excluding treasury shares) as of April 16, 2026 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.

	Amount and Nature of
	Beneficial Ownership of		Percentage of
Name and Address of Beneficial Owner	Common Stock		Common Stock
Named Executive Officers and Directors
Morris Goldfarb	4,786,041	(1)	11%
Sammy Aaron	267,945	(2)	*
Thomas J. Brosig	57,932	(3)	*
Dr. Joyce F. Brown	17,261	(4)	*
Jeffrey Goldfarb	638,607	(5)	2%
Victor Herrero	54,746	(6)	*
Robert L. Johnson	32,452	(7)	*
Patti H. Ongman	22,347	(8)	*
Laura Pomerantz	31,020	(9)	*
Michael Shaffer	19,349	(10)	*
Cheryl Vitali	66,948	(11)	*
Richard White	95,288	(12)	*
Andrew Yaeger	17,261	(13)	*
Neal S. Nackman	42,597	(14)	*
Dana Perlman	—	(15)	—
All directors and executive officers as a group (15 persons)	6,149,794	(16)	15%
Beneficial Owners of More Than 5%
BlackRock, Inc.
50 Hudson Yards
New York, NY 10001	5,891,224	(17)	14.0%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,754,135	(18)	11.3%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, Texas 78746	3,248,179	(19)	7.7%
Cobas Asset Management, SGIIC, S.A.
Paseo de la Castellana, 53, 28046
Madrid, Spain	2,170,748	(20)	5.1%

*     Less than one percent

(1)	Includes (i) 166,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Morris Goldfarb is the sole Manager; (ii) 140,258 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Morris Goldfarb is the President and Treasurer; (iii) 3,988,081 shares of Common Stock owned jointly by Morris Goldfarb and his wife, Arlene Goldfarb; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb; (v) 200,000 shares of Common Stock held by The Morris Goldfarb 2012 Delaware Trust (Morris Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust) and (vi) 200,000 shares of Common Stock held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust). The shares listed in the table include 104,180 and 234,405

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BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

shares of Common Stock pursuant to RSU and PSU awards, respectively, which will vest within 60 days of April 16, 2026. In addition to the shares listed in the table, Morris Goldfarb has the right to receive (i) an aggregate of 173,119 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 959,680 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(2)	Includes 86,816 and 130,224 shares of Common Stock pursuant to RSU and PSU awards, respectively, which will vest within 60 days of April 16, 2026. In addition to the shares listed in the table, Sammy Aaron has the right to receive (i) an aggregate of 129,840 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 194,760 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(3)	Includes 6,823 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(4)	Includes 6,117 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(5)	Includes (i) 746,316 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Jeffrey Goldfarb’s wife, as joint tenants; (ii) 47,170 shares of Common Stock owned by JARS Portfolio LLC; (iii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Jeffrey Goldfarb and his wife are co-trustees; and (iv) 2,200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Jeffrey Goldfarb and his wife are co-trustees. The shares listed in the table include 43,408 and 65,112 shares of Common Stock pursuant to RSU and PSU awards, respectively, which will vest within 60 days of April 16, 2026. In addition to the shares listed in the table, Jeffrey Goldfarb has the right to receive (i) an aggregate of 247,087 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 75,739 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(6)	Includes 6,117 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(7)	Includes 6,117 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(8)	Includes 6,117 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(9)	Includes 6,117 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(10)	Includes 7,294 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(11)	Includes 6,117 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(12)	Includes (i) 8,470 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026, (ii) 1,268 shares of Common Stock owned by the Elizabeth White Grantor Trust, of which Richard White is the trustee and over which he has investment control and (iii) 1,268 shares of Common Stock owned by the Alexandra White Grantor Trust, of which Richard White is the trustee and over which he has investment control.

(13)	Includes 6,117 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 16, 2026.

(14)	Includes 14,469 and 21,704 shares of Common Stock pursuant to RSU and PSU awards, respectively, which will vest within 60 days of April 16, 2026. In addition to the shares listed in the table, Neal Nackman has the right to receive (i) an aggregate of 17,164 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 17,164 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(15)	Dana Perlman has the right to receive (i) an aggregate of 84,386 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 11,223 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(16)	Includes 314,279 and 451,445 shares of Common Stock pursuant to RSU and PSU awards, respectively, which will vest within 60 days of April 16, 2026. In addition to the shares listed in the table, all directors and officers as a group have the right to receive (i) an aggregate of 651,596 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an

2026 PROXY STATEMENT / 15

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

aggregate of 1,258,566 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(17)	Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on April 28, 2025. BlackRock has sole voting power with respect to 5,814,204 of such shares and sole dispositive power with respect to 5,891,224 of such shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.

(18)	Information is derived from the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 13, 2024. Vanguard has shared voting power with respect to 63,934 of such shares, sole dispositive power with respect to 4,649,624 of such shares and shared dispositive power with respect to 104,511 of such shares. Vanguard subsequently filed a Schedule 13G/A with the SEC on March 26, 2026, indicating that on January 12, 2026, Vanguard went through an internal realignment, and certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis) from Vanguard. Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(19)	Information is derived from the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the Securities and Exchange Commission on October 31, 2024. DFA has sole voting power with respect to 3,169,997 of such shares and sole dispositive power with respect to 3,248,179 of such shares. The address for DFA is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(20)	Information is derived from the Schedule 13G/A filed by Cobas Asset Management, SGIIC, S.A. (“CAM”) with the Securities and Exchange Commission on September 12, 2025. CAM has sole voting power with respect to 2,170,748 of such shares and sole dispositive power with respect to 2,170,748 of such shares. The address for CAM is Paseo de la Castellana, 53, 28046 Madrid, Spain.

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CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that Thomas J. Brosig, Dr. Joyce F. Brown, Victor Herrero, Patti H. Ongman, Michael Shaffer, Cheryl Vitali, Richard White and Andrew Yaeger are independent directors. Robert L. Johnson and Laura Pomerantz, who are not standing for reelection, were also determined to be independent directors. Assuming all of the nominated persons are elected as directors at the Annual Meeting, the independent directors will constitute 73% of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Nasdaq Listing Rule 5605(a)(2) and under the applicable rules and regulations of the SEC, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.

The Board of Directors held five meetings during the fiscal year ended January 31, 2026. During the fiscal year ended January 31, 2026, each director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which he or she served. All of our directors attended the 2025 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of Nasdaq Listing Rule 5605(a)(2). Each member of the Audit Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(c)(2)(A) and under the applicable rules and regulations of the SEC regarding the independence of audit committee members. Each member of the Compensation Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(d)(2)(A).

AUDIT COMMITTEE	Meetings during the fiscal year ended January 31, 2026:	8
● Michael Shaffer ● Victor Herrero ● Richard White ● Andrew Yaeger

Responsibilities

The Audit Committee is responsible for, among other things:

●

assisting the Board in monitoring:

(i)

the integrity of our financial statements,

(ii)

the qualifications and independence of our independent auditors,

(iii)

the performance of our internal audit function and independent auditors, and

(iv)

our compliance with legal and regulatory requirements.

●

the appointment, compensation and oversight of the work of G-III’s independent registered public accounting firm.

ALL MEMBERS OF THE AUDIT COMMITTEE ARE INDEPENDENT.	Qualifications The Board has determined that each of Michael Shaffer, Richard White and Andrew Yaeger is an audit committee financial expert as such term is defined in the rules of the SEC.
	Charter A copy of the Audit Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

2026 PROXY STATEMENT / 17

Corporate Governance

COMPENSATION COMMITTEE	Meetings during the fiscal year ended January 31, 2026:	3
● Richard White ● Thomas J. Brosig ● Patti H. Ongman ● Laura Pomerantz

Responsibilities

The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers.

The Compensation Committee is responsible for reviewing and discussing with management and recommending to the Board the inclusion of the Compensation Discussion and Analysis in our annual Proxy Statement.

ALL MEMBERS OF THE COMPENSATION COMMITTEE ARE INDEPENDENT.

Specific duties and responsibilities of the Committee include, but are not limited to:

(i)

reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives;

(ii)

recommending the compensation of our executive officers, giving consideration to the results of our most recent “Say on Pay” vote;

(iii)

reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers;

(iv)

reviewing and recommending changes to director compensation;

(v)

reviewing and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “Say on Pay” vote in considering plans for executive officers;

(vi)

administering G-III’s stock-based compensation, incentive and benefit plans; and

(vii)

administering, interpreting and carrying out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.

The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation comply with applicable law and the Nasdaq Listing Rules.

Laura Pomerantz has decided to not stand for reelection at the Annual Meeting.

Charter A copy of the Compensation Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended January 31, 2026, Thomas J. Brosig, Patti H. Ongman, Laura Pomerantz and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours (other than Thomas J. Brosig, who briefly served as our Executive Vice President during the time of our initial public offering in 1989) or (ii) has any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.

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Corporate Governance

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Meetings during the fiscal year ended January 31, 2026:	1
● Thomas J. Brosig ● Dr. Joyce F. Brown ● Robert L. Johnson ● Cheryl Vitali ● Richard White ALL MEMBERS OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE ARE INDEPENDENT.

Responsibilities

The Nominating and Corporate Governance Committee is responsible for, among other things:

●
assisting the Board in its selection of individuals

(i)

as nominees for election to the Board at G-III’s annual meeting of the stockholders or

(ii)

to fill any vacancies or newly created directorships on the Board and

●
developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws.

The Nominating and Corporate Governance Committee is also responsible for our Director Selection and Qualification Standards and Resignation Policy as described below. The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting.

Robert L. Johnson has decided to not stand for reelection at the Annual Meeting.

Charter A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

NOMINATIONS PROCESS

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 13, 2027 to be considered for the 2027 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination. The dissident stockholder should comply with the additional requirements of a proper notice under Rule 14a-19, which includes the statement that a dissident using the universal proxy rule intends to solicit 67% of the outstanding voting shares entitled to vote on the election of directors. You are also advised to review our Bylaws, which contain detailed requirements about advance notice of stockholder proposals and director nominations.

Under the Director Selection and Qualification Standards and Resignation Policy (the “Director Policy”), the Nominating and Corporate Governance Committee is responsible for (i) assisting the Board in evaluating the independence of directors, (ii) developing and revising, as appropriate, for approval by the Board, selection criteria and qualification standards for Board nominees, (iii) identifying individuals believed to be qualified to become Board members consistent with criteria approved by the Board and applicable law and regulations, (iv) recommending candidates or nominees to the Board and

2026 PROXY STATEMENT / 19

Corporate Governance

(v) recommending to the Board whether or not to accept the resignation of a nominee for Director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” such election.

In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria:

● personal integrity,	● the extent to which a candidate would be a desirable addition to the Board and any committees of the Board,
● skills,	● independence (as that term is defined under the rules of the SEC and the Nasdaq Listing Rules),
● sound business judgment,	● the requirement to maintain a Board that is composed of a majority of independent directors,
● diversity,	● potential conflicts of interest,
● business and professional skills and experience,	● the extent to which a candidate would fill a present need and
● experience with businesses and other organizations of comparable size,	● concern for the long-term interests of stockholders.
● the interplay of the candidate’s experience with the experience of other Board members,

In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications that the Committee believes would be important to enhance the effectiveness of the Board.

Although the Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees, it believes that a diverse Board is of benefit to the Company. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the Committee’s charter is reviewed.

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.

Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder

20 \

Corporate Governance

meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.

Risk Oversight

The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The Board focuses on our general risk management strategy and the most significant risks facing us and ensures that management implements appropriate risk mitigation strategies. Management also apprises the Board of particular risk management matters in connection with its general oversight and approval of corporate matters.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight related to certain risks to the Audit Committee. The Audit Committee is responsible for reviewing and discussing with management our major and emerging risk exposures, including financial, operational, technology, privacy, data security, disaster recovery and ethics and compliance. The Audit Committee meets periodically with management and our internal audit department to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. The Chair of the Audit Committee regularly reports to the Board the substance of such reviews and discussions. Both the Board and the Audit Committee regularly review cybersecurity and data privacy risk matters.

Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Compensation Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.

Our management is responsible for day-to-day risk management. Our risk management and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.

Leadership Structure of the Board

The Board of Directors believes that Morris Goldfarb’s service in the dual roles of Chairman of the Board and Chief Executive Officer is in our best interest, as well as the best interest of our stockholders. Morris Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on the most critical matters. We believe that Morris Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is often utilized by other public companies in the United States and we believe it has been effective for our company as well.

2026 PROXY STATEMENT / 21

Corporate Governance

Although the Board believes that the combination of the Chairman of the Board and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.

LEAD INDEPENDENT DIRECTOR

In order to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include:

(i)	advising the Chairman of the Board on Board meeting agendas and materials sent to the Board;
(ii)	serving as a liaison between non-management directors and the Chairman of the Board;
(iii)	calling and presiding over executive sessions of the non-management directors;
(iv)	presiding over Board meetings in the absence of the Chairman of the Board;
(v)	serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board;
(vi)	oversight of the Board’s annual assessment of the performance of our Chairman and Chief Executive Officer; and
(vii)	oversight of the Board’s annual self-assessment of its own performance, along with the Chairman of the Nominating and Corporate Governance Committee.

In recent years, our stockholder outreach program has been led by our Lead Independent Director. Along with certain members of management, Richard White has been at the forefront of communicating to our significant stockholders updates on corporate strategy, governance matters, including diversity and Board composition, and compensation programs as well as responding to their questions and concerns.

Additional Corporate Governance Policies

We also maintain the following corporate governance policies:

CODE OF ETHICS AND CONDUCT

All of our employees and employees of our subsidiaries (“Company Personnel”), officers and directors must adhere to our Code of Ethics and Conduct. It codifies those standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(ii)	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by G-III;
(iii)	compliance with applicable governmental laws, rules and regulations;
(iv)	the prompt internal reporting of violations of the Code of Ethics and Conduct; and
(v)	accountability for adherence to the Code of Ethics and Conduct.

A copy of the Code of Ethics and Conduct is available in the “Investors” section of our website at http://www.giii.com.

WHISTLEBLOWER POLICY

The Whistleblower Policy protects all of our Company Personnel, officers and directors if they raise concerns regarding G-III, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activities; activities that are not in line with G-III policies, including the Code of Ethics and Conduct; or activities which otherwise amount to serious improper conduct. A copy of the Whistleblower Policy is available in the “Investors” section of our website at http://www.giii.com.

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Corporate Governance

INSIDER TRADING, HEDGING AND PLEDGING POLICY

The Insider Trading, Hedging and Pledging Policy (the “Trading Policy”) applies to all of our Company Personnel, directors and officers, and prohibits trading or causing trading of our securities while the applicable person is in possession of material non-public information. The Trading Policy, as well as recent amendments to SEC rules, prohibits directors, executive officers and other Company Personnel specified by us, from time to time, from trading in G-III securities during our established blackout periods, except (i) pursuant to a written trading plan approved by our designated compliance officer that are adopted in accordance with Rule 10b5-1 under the Exchange Act, (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to us or the retention and withholding of shares by us in satisfaction of tax withholding obligations with respect to stock-settled incentive compensation awards with no associated open market transaction. The Trading Policy provides that no approved plan may be adopted during a blackout period and no trades may occur after adoption until expiration of the applicable cooling-off period specified in Rule 10b5-1. The appropriate cooling-off period will vary based on the status of the person covered by the Trading Policy. For directors and Section 16 officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of an approved d plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the approved plan was adopted, up to a maximum of 120 days. For all other covered persons, the cooling-off period ends 30 days after adoption or modification of the approved plan. This required cooling-off period will apply to the entry into a new approved plan and any revision or modification of any trading plan under Rule 10b5-1, The Trading Policy also prohibits company personnel from entering into hedging transactions with respect to our securities, pledging our securities as collateral for a loan or holding our securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and G-III’s total shares outstanding. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investors” section of our website at http://www.giii.com and is included as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

STOCK OWNERSHIP GUIDELINES

The Stock Ownership Guidelines require:

Position	Value of Stock Ownership
Chief Executive Officer	6x annual base salary
Vice Chairman and President	2x annual base salary
Named Executive Officers who are Directors	2x annual base salary
All Other Named Executive Officers	1x annual base salary
Non-Employee Directors	5x annual cash retainer

Until these share ownership levels are achieved, our executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of our equity grants. All of our officers and directors are in compliance with our Stock Ownership Guidelines. A copy of the Stock Ownership Guidelines is available in the “Investors” section of our website at http://www.giii.com.

EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Pursuant to the Executive Incentive Compensation Recoupment Policy, or “Clawback Policy,” in the event that we are required to restate our financial statements for any financial year, the Compensation Committee will recoup from the affected executive officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated, subject to a 3-year lookback period. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Incentive Compensation Recoupment Policy is included as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

2026 PROXY STATEMENT / 23

Corporate Governance

DIRECTOR SELECTION AND QUALIFICATION STANDARDS AND RESIGNATION POLICY

The Director Policy describes the Board’s criteria for selecting director nominees and the roles of the Board and the Nominating and Corporate Governance Committee in evaluating director independence and qualifications and also includes an overboarding policy. The Director Policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the resignation. Thereafter, the Board will deliberate and determine the action to be taken with respect to the tendered resignation. Following the Board’s determination, G-III will publicly disclose the Board’s decision and the reasons for the decision. A copy of the Director Policy is available in the “Investors” section of our website at http://www.giii.com.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in such ownership.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required, all required reports under Section 16(a) of the Exchange Act of our directors, officers and beneficial holders of more than 10% of our Common Stock were timely filed since the beginning of fiscal 2026.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) presents our executive compensation for fiscal 2026, describing how different components of compensation support our business objectives and how we determined the amounts of each component of compensation paid to our Named Executive Officers, or NEOs. In this Proxy Statement, references to a fiscal year refers to the year ended January 31 of that year.

CD&A Table of Contents

26	EXECUTIVE SUMMARY	35	Other Compensation Elements
26	Our Business Performance in Fiscal 2026	35	Employment Agreements
29	Our Stockholder Outreach Initiative	36	OTHER COMPENSATION AND GOVERNANCE PROGRAMS, POLICIES AND CONSIDERATIONS
29	Our “Say on Pay” Results Last Year and Our Response	36	Stock Ownership Guidelines
30	Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation	36	Clawback/Executive Incentive Compensation Recoupment Policy
30	Our Compensation Program Reflects Best Practices	36	Anti-Hedging Policy
31	ELEMENTS OF OUR COMPENSATION PROGRAM―WHAT WE PAY AND WHY	36	Anti-Pledging Policy
31	Our Compensation Philosophy	36	HOW WE MAKE COMPENSATION DECISIONS
31	Base Salary	36	The Role of the Compensation Committee
31	Annual Cash Incentives for Our Other Named Executive Officers	37	The Role of Management
33	Long-Term Incentives	37	The Role of Independent Compensation Consultants
34	Retention Grants	37	The Role of Competitive Marketplace Practice
35	Timing of Equity Awards	38	The Consideration of Risk

2026 PROXY STATEMENT / 25

Compensation Discussion and Analysis

Executive Summary

During Fiscal 2026, the following individuals were our NEOs:

Name	Age	Title	Years with G-III
Morris Goldfarb	75	Chairman of the Board and Chief Executive Officer	52
Neal S. Nackman	66	Chief Financial Officer	22
Sammy Aaron	66	Vice Chairman and President	20
Jeffrey Goldfarb	49	Executive Vice President	23
Dana Perlman	45	Chief Growth and Operations Officer	2

OUR BUSINESS PERFORMANCE IN FISCAL 2026

Fiscal 2026 was a pivotal year for the Company. We made meaningful progress in advancing our long-term strategy despite a tough environment. Late in 2022, our long-time licensor partner, PVH Corp., informed us that it would not grant long-term renewals of our licenses for Calvin Klein and Tommy Hilfiger products. At that time, we entered into amendments to the license agreements for the Calvin Klein and Tommy Hilfiger products that provide for staggered extensions by category. These business lines represented approximately 28% (approximately $827 million) of our net sales in fiscal 2026, down from 48% (approximately $1.5 billion) of our net sales in fiscal 2023. We expect net sales of Calvin Klein and Tommy Hilfiger products to decline by approximately $470 million in fiscal 2027 before rolling off completely in fiscal 2028.

As a result of strategic planning by our management and Board, and proactive risk management and contingency planning, we were prepared for this challenge. Our team, led by our Chairman and CEO, Morris Goldfarb, Vice Chairman and President, Sammy Aaron, Executive Vice President, Jeffrey Goldfarb and our Chief Growth and Operations Officer, Dana Perlman, used their decades of apparel industry experience and extensive relationships with our retail customers and suppliers to pivot, reducing our dependence on these licenses and concentrating on new initiatives.

We are driving growth through four key initiatives:

1)	Invest in brand-building initiatives to increase product and consumer engagement, particularly in our key owned brands, Donna Karan, DKNY, Karl Lagerfeld and Vilebrequin, as well as entering into new long-term licenses, including for the Halston, Champion, Converse, BCBG, French Connection and Nautica brands;
2)	Drive direct to consumer engagement by strengthening our digital business to boost traffic and conversion across owned and partner sites and execute on our retail segment turnaround initiatives in North America;
3)	Expand international sales by prioritizing the right markets, partners and infrastructure to ensure long-term sustainable growth; and
4)	Expand our brand reach into complementary lifestyle categories to grow our brands and deepen consumer connections.

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Compensation Discussion and Analysis

Net Sales $3.0B Compares to $3.2B last year reflecting transition out of certain Calvin Klein and Tommy Hilfiger businesses offset by growth in our owned brands	Adjusted EBITDA* $192M Compares to $326M last year	Non-GAAP Net Income* $116M Compares to $204M last year	Non-GAAP Diluted Net Income Per Share* $2.61 Includes the negative impact of $0.30 per share from the Saks Global bankruptcy and compares to $4.42 last year

*Please see Appendix B for a reconciliation of Adjusted EBITDA, non-GAAP Net Income and non-GAAP Diluted Net Income Per Share to GAAP amounts.

Under the leadership of Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Dana Perlman and our dedicated executive team, G-III has successfully operated in fashion markets that are intensely competitive. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple market segments, distribution channels and geographic areas, is critical to our success. This is demonstrated by our ability to reposition the Company and deliver strong results during a challenging environment in fiscal 2026.

In addition to the headline results for net sales, adjusted EBITDA, non-GAAP net income and non-GAAP net income per share shown above, we improved our long-term strategic position in fiscal 2026 in other ways as well:

●	Gross margins for the year were 39.4% compared to 40.8% last year, reflecting approximately $65 million of unmitigated impact from tariffs. While gross margins were down, they exceeded expectations driven by a favorable product mix shift toward more full-price sales.
●	We ended the year in a strong financial position with over $400 million in cash and more than $900 million in total liquidity while returning over $50 million to stockholders through share repurchases and our new cash dividend.
●	Our key owned brands DKNY, Donna Karan, Karl Lagerfeld, and Vilebrequin collectively delivered mid-single digit growth, accounting for close to 60% of revenue this year, up from roughly 50% last year.
●	Our portfolio of licensed brands, including Halston, Converse, Champion and Nautica, collectively contributed to our top line sales with strong growth opportunity ahead.
●	Our retail segment turnaround in North America is working and we are on track to return to profitability in fiscal 2027, as we further cut our operating losses by more than half this year.
●	We remain actively focused on driving cost savings and efficiencies across our business, including optimizing our supply chain. As we look forward to fiscal 2027 and the expected volume loss tied to the PVH license givebacks, we are implementing further cost reduction to drive profit improvements over time.
●	Calvin Klein and Tommy Hilfiger businesses now collectively represent approximately 28% (approximately $827 million) of our total sales in fiscal 2026, down from approximately 48% (approximately $1.5 billion) three years ago.

Our Board believes the relative performance of our Common Stock, as measured by Total Stockholder Return (TSR), is an important performance indicator. Our TSR strongly outperformed the S&P 1500 Apparel, Accessories & Luxury Goods Industry Index over the one, three and five-year periods ended on January 31, 2026. In addition, our TSR performance has been competitive with the performance of our compensation peer group over these periods. Importantly, we instituted a quarterly cash dividend in fiscal year 2026 and paid $0.10 per share in each of the third and fourth quarters of fiscal 2026.

We believe that our stockholders attribute this strong performance to the successful measures we have taken following the announcement of the planned long-term termination of the Calvin Klein and Tommy Hilfiger licenses, including by driving our owned brands across categories, continued development and expansion of our DKNY business and repositioning and expansion of our Donna Karan business, expanding our international business, increasing digital channel business opportunities and entering into important new license agreements.

2026 PROXY STATEMENT / 27

Compensation Discussion and Analysis

We ended fiscal 2026 in a strong financial position with over $400 million in cash on our balance sheet, as well as healthy inventory levels, down approximately 4% to last year. We also instituted a cash dividend and continued to repurchase our stock, returning over $50 million to stockholders as well as investing in strategic initiatives to fuel our growth. Our healthy balance sheet and solid credit profile provides us with ample flexibility to make future investments to drive expansion.

A review of our strong financial performance in fiscal 2026, as well as a description of Recent Developments, Strategic Initiatives and Our Strengths is provided above in our Proxy Summary.

Summary of Pay and Performance Alignment for Fiscal 2026 Performance

●	Our TSR outperformed the S&P 1500 Apparel, Accessories & Luxury Goods industry index over the one, three and five-year periods ended on January 31, 2026. In addition, our TSR performance has been competitive with the performance of our compensation peer group over these periods.

●	Our NEOs participate in an annual cash incentive program and a long-term incentive program that aligns with market norms with awards that are majority performance-based.

●	Our NEOs earn annual cash incentives based on adjusted pre-tax income. The adjusted pre-tax income for fiscal 2026 was $263 million. This exceeded the target of $252 million by 4%. The modifier for the change in basic common stock outstanding was 104% and the modifier for adjusted EPS was 95%, resulting in an overall payout of 120.8% of the target annual cash incentive for each of these executives. See “Annual Cash Incentives For Our Named Executive Officers” for more details on the annual cash incentives.

●	Our NEOs received performance share unit (“PSU”) awards in fiscal 2024 that were contingent on achieving targets for Cumulative Adjusted Earnings Before Interest and Taxes (75% weighting) and Return on Invested Capital (25% weighting) established for the 3-year performance period of fiscal 2024 through 2026. The Compensation Committee set rigorous targets of $573 million of Cumulative Adjusted Earnings Before Interest and Taxes and 7.1% for Return on Invested Capital for these awards. The Compensation Committee determined that these objectives were exceeded based on the pre-established financial targets, resulting in a maximum payout of 150% of the PSUs awarded.

●	In fiscal 2026, our Compensation Committee approved retention grants to select members of senior management, including certain named executive officers, intended to retain and reward the next generation of senior

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Compensation Discussion and Analysis

management. Jeffrey Goldfarb and Dana Perlman received retention grants that will cliff vest 100% on the fifth anniversary of the date of grants. We believe these grants were necessary to retain the team since they will be critical to the future of the Company as it navigates the challenging environment ahead, including replacing revenue lost by the PVH licenses by growing our owned brands and other licensed brands. Morris Goldfarb, Sammy Aaron and Neal Nackman did not receive retention grants since these grants were entirely focused on retaining the next generation of senior leadership. See “Retention Grants” for more details.

OUR STOCKHOLDER OUTREACH INITIATIVE

G-III and its Board of Directors greatly value the opinions of our stockholders and have spent considerable time soliciting their views on a variety of topics. During prior years we have invited stockholders owning approximately 90% our Common Stock to engage. Stockholders owning approximately 60% to 70% of our Common Stock have chosen to participate in engagement. For calendar year 2026, stockholders owning approximately 90% of our Common Stock were invited to engage with us and the holders of approximately 60% of our Common Stock participated in discussions with us.

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. A second independent Director, our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors in 2026.

During these meetings, we discussed (i) our executive compensation program, (ii) retention grants made during fiscal 2026 to select senior executives identified as the next generation of senior leaders, (iii) our CSR efforts over the past year and (iv) Board refreshment.

OUR “SAY ON PAY” RESULTS LAST YEAR AND OUR RESPONSE

At last year’s Annual Meeting of Stockholders, 89% of our stockholders supported our Say on Pay proposal. Our stockholders viewed our executive compensation program for NEOs as performance-based and aligned with contemporary market practice. Given the strong stockholder support that we received last year, we made no changes to the design of our core annual and long-term incentive programs.

2026 PROXY STATEMENT / 29

Compensation Discussion and Analysis

OUR PAY MIX IS HEAVILY WEIGHTED TOWARDS INCENTIVE-BASED COMPENSATION

In fiscal 2026, approximately 89% of the compensation of our Chairman and CEO and our Vice Chairman and President and 79% of the average compensation of our other NEOs consisted of at-risk annual and long-term incentive compensation.

Chairman and CEO and Vice Chairman and President Compensation Mix (1)	Other NEOs Compensation Mix

OUR COMPENSATION PROGRAM REFLECTS BEST PRACTICES

Our compensation program incorporates excellent compensation governance practices that benefit our stockholders:

What We Do	What We Don’t Do
We pay for performance and set rigorous goals for short-term and long-term incentives	No overlapping metrics for annual cash incentives and long-term incentive awards
Conduct extensive stockholder outreach	No practices that could encourage excessive risk-taking
Double trigger equity acceleration upon a change in control	No repricing of underwater stock options without stockholder approval
Anti-hedging and anti-pledging policies	No guaranteed salary increases or annual cash incentives for NEOs
Clawback policy	No excise tax gross-ups upon a change in control
Capped annual cash incentive payouts	No tax gross-ups on perquisites or benefits
Robust share ownership guidelines, with 50% share retention requirement until guidelines are met	No excessive executive perquisites
Annual Say on Pay vote

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Compensation Discussion and Analysis

Elements of Our Compensation Program—What We Pay and Why

OUR COMPENSATION PHILOSOPHY

Our compensation program design enhances stockholder value in the following ways:

●	Belief in Pay for Performance. A substantial majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III because a focus on the short-term leads to long-term success in the dynamic and fast-paced fashion business;
●	Focus on Annual Profitability. Our annual cash incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of the fashion business;
●	Alignment with Stockholders. Our long-term incentive program aligns the interests of our executive officers with those of our stockholders and supports maximum stockholder value creation; and
●	Competitive Packages. We believe the quality of our executive and management team is second to none. We compete with public and private apparel companies and other businesses for talent. As a result, we offer a competitive compensation program, which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

BASE SALARY

Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. In fiscal 2026, two of our five Named Executive Officers received base salary increases. Morris Goldfarb received a salary increase in connection with the renewal of his 3-year employment agreement.  Dana Perlman received a salary increase in connection with her strong performance since she joined the Company at the beginning of fiscal 2025.

	Fiscal 2025	Fiscal 2026	Salary	Salary
Name	Salary ($)	Salary ($)	Increase ($)	Increase (%)
Morris Goldfarb	1,350,000	1,450,000	100,000	7.4
Sammy Aaron	1,000,000	1,000,000	—	—
Jeffrey Goldfarb	950,000	950,000	—	—
Dana Perlman	750,000	850,000	100,000	13.3
Neal S. Nackman	750,000	750,000	—	—

ANNUAL CASH INCENTIVES FOR OUR Named Executive Officers

The Company’s annual cash incentive program includes a target award opportunity for each executive. Actual awards range from 0% to 200% of the target award based on performance against Adjusted Pre-tax Income targets. The award is subject to a +/-5% modifier based on change in basic common stock outstanding and a +/-15% modifier based on the change in annual Adjusted EPS. Payouts under the annual cash incentive plan are capped at 241.5% of target (i.e., 200% x 105% x 115% at maximum on three metrics) overall. 100% of the annual cash incentive awards to Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb were tied to achievement of these financial metrics. For Neal Nackman and Dana Perlman, 60% of the award depended on these financial metrics and 40% depended on an evaluation of their individual performance and contribution.

Under their employment agreements, the target annual incentive opportunity is $4.0 million for Morris Goldfarb, $3.0 million for Sammy Aaron and $1.5 million for Jeffrey Goldfarb. At the beginning of fiscal 2026, the Compensation Committee approved a target for adjusted pre-tax income of $252.2 million based on the in-depth review of the budget by the Audit Committee which advised the Compensation Committee that the target was appropriately challenging.

●	The adjusted pre-tax income for fiscal 2026 was $263 million, as defined in Appendix B.

2026 PROXY STATEMENT / 31

Compensation Discussion and Analysis

●	This exceeded the target of $252.2 million by 4% but fell short of the prior year’s actual result by 6%, resulting in a payout of 122% of the target annual incentive opportunity for the adjusted pre-tax income portion of the target annual cash incentive amount for each of the executives.
●	The modifier for the change in basic common stock outstanding was 104% and the modifier for adjusted EPS was 95%, resulting in an overall payout of 120.8% of the target annual cash incentive for each of the executives. Additional details are provided below:
●	As part of its assessment of fiscal 2026 financial performance and after review by the Audit Committee, the Compensation Committee made what it believed was an equitable adjustment of $100 million to offset the impact of changing tariff policies imposed by the U.S. government. This adjustment reflected 75% of the approximately $135 million impact of tariffs on annual results since the Company successfully mitigated a portion of the impact of tariffs on gross margin. The tariffs were first announced on April 1, 2025, and modified throughout the year with no advance notice by the U.S. government. Tariffs imposed under the International Emergency Economic Powers Act were subsequently declared illegal by the Supreme Court of the United States in February 2026. The business plan for fiscal 2026 that had been approved by the Board did not account for the impact of these tariffs.
●	The adjustment for the impact of tariffs on results was consistent with various categories of adjustments to GAAP financial results approved by the Compensation Committee in connection with the terms of the annual cash incentive plan. If the equitable adjustment for partial relief on tariffs had not been made, the NEOs would not have earned any annual cash incentive awards for fiscal 2026.
and
Annual Cash Incentive Program for Chairman and CEO, Vice Chairman and President and Executive Vice President
Metric	Weighting	Threshold	Target	Maximum	Actual Achievement	Fiscal 2026 Performance Result (% of Target)
Adjusted Pre-Tax Income vs Budget (* See Appendix B)	100%	$189.2M	$252.2M	$289.9M	$263M	122%
Change in Basic Common Stock Outstanding	Modifier: +/-5%	-5%	0%	+5%	+4%	104%
Change in Adjusted Earnings per Share (EPS)	Modifier: +/-15%	-15%	+0%	+15%	-5%	95%
Overall Funding as % of Target						120.8%

Executive	Position	Target Award	Actual Achievement as % of Target	Fiscal 2026 Annual Cash Incentive Awards
Morris Goldfarb	Chairman and CEO	$4,000,000	120.8%	$4,832,000
Sammy Aaron	Vice Chairman and President	$3,000,000	120.8%	$3,624,000
Jeffrey Goldfarb	Executive Vice President	$1,500,000	120.8%	$1,812,000

The annual cash incentive program for Neal Nackman, our Chief Financial Officer, and Dana Perlman, our Chief Growth and Operations Officer, was based 60% on adjusted pre-tax income compared to budget ($252.2 million for fiscal 2026) and 40% on an assessment of individual performance. The annual cash incentives for Neal Nackman and Dana Perlman are subject to the same +/-5% modifier based on change in basic common stock outstanding and +/-15% modifier based on the change in annual Adjusted EPS as described above for the other Named Executive Officers. The Committee approved a target award of $750,000 for fiscal 2026 for each executive, with maximum annual cash incentive equal to

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Compensation Discussion and Analysis

241.5% of target. Individual performance considerations are based on an assessment of management oversight of their responsibilities, including but not limited to relationships with customers, vendors and licensees, efficiency of operations, oversight of marketing and advertising and investor relations, contribution to the Company’s business strategy and successful execution and integration of acquisitions, subject to review and approval by the Committee. Based on the strong profit performance of the Company and each executive’s strong individual performance, Neal Nackman and Dana Perlman each earned an annual cash incentive award of $950,000 for fiscal 2026.

LONG-TERM INCENTIVES

We grant long-term incentive awards to our NEOs to align their interests with those of our stockholders by rewarding our executives for achieving long-term performance objectives and enhancing stockholder value. Equity grants subject to multi-year vesting also helps us retain executives in the highly competitive apparel industry.

In fiscal 2026, the Committee awarded equity grants to Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb that were 60% performance share units (“PSUs”) and 40% time-based RSUs, each with 3-year cliff vesting, consistent with the terms of the employment agreements negotiated in fiscal 2024. The dollar value of awards at grant date to each of Morris Goldfarb and Sammy Aaron is capped at the target value of $6.0 million and $4.0 million, respectively, in order to prevent excessive pay. There is also an annual share limit to the grant of an aggregate of 300,000 shares for Morris Goldfarb and 225,000 shares for Sammy Aaron in order to prevent excessive dilution.

Neal Nackman and Dana Perlman each received an equity grant that was 50% performance-based PSUs and 50% time-based RSUs, each with 3-year cliff vesting. The allocation of total long-term incentives between PSUs and RSUs awarded to NEOs (i.e., either 60%/40% or 50%/50%) reflected the Committee’s desire to increase the weighting of performance-based awards for more senior NEOs.

The PSUs will enable the Named Executive Officers to receive shares of the Company’s common stock if and to the extent that the PSU awards vest based on the Company’s performance over three years against two metrics: Cumulative Adjusted Earnings Before Interest and Taxes (“EBIT”) (75% weighting) and Return on Invested Capital (“ROIC”) (25% weighting). Cumulative Adjusted EBIT was selected as a metric because it is a fundamental measure of profitability, while ROIC measures management’s success over time in making profitable investments in owned and licensed brands and acquisitions. The actual number of PSUs that may vest depends on the performance level achieved relative to each metric and may range from zero up to 150% of the number of PSUs awarded in the table below.

Long-Term Incentives	Executive	Fiscal 2026 Award Grant Date Fair Value (in thousands, with rounding)	3-year Cliff Vesting RSUs Awarded	PSUs Awarded
	Morris Goldfarb	$6,000	89,786	134,680
	Sammy Aaron	$4,500	67,340	101,010
	Jeffrey Goldfarb	$1,750	26,187	39,281
	Dana Perlman	$600	11,223	11,223
	Neal Nackman	$500	9,352	9,352

The Compensation Committee determined the value of the grants made in the beginning of fiscal 2026 by analyzing the value of grants to compensation peer group company executives and assessing our results and long-term outlook, as well as contractual obligations. The value of the grant is intended to represent a meaningful portion of total compensation for each executive to align their interests with long-term business performance. The Committee sets Cumulative Adjusted EBIT and ROIC performance targets for PSUs that it considers rigorous based on various company, industry and economic forecasts.

2026 PROXY STATEMENT / 33

Compensation Discussion and Analysis

FISCAL 2024 THROUGH 2026 PERFORMANCE SHARE UNIT AWARDS

Our NEOs received PSU awards in April 2023 that were contingent on achieving targets for Cumulative Adjusted EBIT (75% weighting) and ROIC (25% weighting) established for the 3-year performance period, as detailed below. The Compensation Committee determined that these objectives were exceeded, resulting in a payout of 150% of the PSUs awarded. While the PSU plan design allows for adjustments for certain unanticipated events, such as the impact of tariffs, no adjustments were made due to the Company’s strong performance on both financial metrics.

Metric	Threshold ($mm)	Target ($mm)	Maximum ($mm)	Actual ($mm)	% Payout
Cumulative Adjusted EBIT (75%)	$438	$573	$725	$758	75% x 150% achievement = 112.5%
ROIC (25%)	5.8%	7.1%	8.5%	11.9%	25% x 150% achievement = 37.5%
Total % Payout					112.5% + 37.5% = 150% Payout

Core Long-Term Incentives	Executive	Fiscal 2024 Award Grant Date Fair Value (in thousands with rounding)	Target PSUs Awarded	PSUs Earned
	Morris Goldfarb	$4,050	156,270	234,405
	Sammy Aaron	$2,700	86,816	130,224
	Jeffrey Goldfarb	$1,350	43,408	65,112
	Neal Nackman	$450	14,469	21,704

Retention grants

The Board of Directors discusses succession planning at every meeting. The continued retention of the next generation of senior leadership is one of the Board’s highest priorities, given the challenges created by the long-term loss of the licenses for Calvin Klein and Tommy Hilfiger products and the transformation of our long-term strategy required for the Company to address the effects of the long-term loss of these licenses.

The Committee also recognized that many companies that G-III competes with for talent are privately owned and rely on cash compensation, rather than the mix of cash and stock typically seen in public companies. This means that cash compensation levels are often higher at these private companies.

The Committee considered various alternative designs for these grants, including the incorporation of performance-based criteria. However, given the Company’s transformation of its long-term strategy, the Committee determined that establishing appropriate performance targets would be challenging. In addition, because the CEO, Vice Chairman and CFO are not participants in these grants, the recipients do not have full control over the execution of the Company’s strategy. The impact of private company compensation practices, especially higher cash compensation, also influenced the Committee’s considerations. Taking these factors into account and the need to retain these executives, the Committee concluded that a long-term, cliff-vesting structure (five years) represents the most appropriate design for these awards.

Accordingly, the Compensation Committee approved targeted retention grants of RSUs with 5-year cliff vesting to Jeffrey Goldfarb and Dana Perlman as well as to other senior executives. The grant date fair value of retention grants to Jeffrey Goldfarb was $5.0 million and Dana Perlman was awarded $2.0 million. Both Jeffrey Goldfarb and Dana Perlman also received annual grants of PSUs with vesting contingent on 3-year cumulative financial performance and as such, the Committee believes that their compensation packages contain a strong performance linkage.

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Compensation Discussion and Analysis

Morris Goldfarb, Sammy Aaron and Neal Nackman did not receive these retention grants since the retention grants were entirely focused on the succession of our next generation of leadership who will continue to drive the performance of our business. The Compensation Committee does not regularly make retention grants but will when these grants are judged to be in the best interests of stockholders.

TIMING OF EQUITY AWARDS

We do not coordinate annual equity awards to our Named Executive Officers with the release of material non-public information. The Compensation Committee generally makes equity grants to existing employees on an annual basis at a regularly scheduled Compensation Committee meeting held each year in late March or early April after financial results for the prior year are final. Equity grants to new hires or for promotions are generally made as of the date of hire or promotion or the first business day of the month following the date of hire or promotion. The Compensation Committee retains the discretion to make grants at other times.

OTHER COMPENSATION ELEMENTS

BENEFITS

Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan that provides for a matching contribution equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay. We make an annual contribution of $100,000 to Morris Goldfarb’s nonqualified deferred compensation account pursuant to his employment agreement that is designed to provide retirement benefits that exceed the limits on qualified plans imposed by the IRS, subject to certain requirements.

PERQUISITES

Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our NEOs, which we believe are consistent in type and amount with those paid by our competitors. We also provide a supplemental life insurance policy to Morris Goldfarb.

 For additional information regarding perquisites paid to our executive officers, please see footnote 2 to the Fiscal 2026 Summary Compensation Table below.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Dana Perlman, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which agreements require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or under certain other circumstances.

The apparel business is highly competitive, and we use employment and executive transition agreements to retain our executive officers and achieve our objectives for management continuity. Our employment and executive transition agreements also specify competitive severance benefits designed to minimize negotiation with executives in the event a termination of employment should occur and ensure continued focus on the business if a change of control occurs. Finally, our employment agreements contain covenants which prevent our executive officers from soliciting our customers and employees and disclosing confidential information about our business plans and practices.

For more information about our employment agreements see “Executive Compensation Tables—Fiscal 2026 Summary Compensation Table—Morris Goldfarb Employment Agreement”, “—Sammy Aaron Employment Agreement” and “—Jeffrey Goldfarb Employment Agreement” and “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

2026 PROXY STATEMENT / 35

Compensation Discussion and Analysis

Other Compensation and Governance Programs, Policies and Considerations

STOCK OWNERSHIP GUIDELINES

We have adopted robust stock ownership guidelines for our directors and our Named Executive Officers. These guidelines foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.

Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:

Executive	Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman	2x
Named Executive Officers who are Directors	2x
All Other Named Executive Officers	1x

Until executive officers and directors achieve the required guideline ownership, they are required to retain 50% of the net shares obtained from the vesting of restricted stock units or from the exercise of stock options. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned PSUs and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2026. All our NEOs and directors comply with these guidelines.

CLAWBACK/EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Under SEC rules and NASDAQ’s listing standards, if G-III is required to prepare an accounting restatement, the Compensation Committee will recoup from the affected executive officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated, subject to a 3-year lookback period.

ANTI-HEDGING POLICY

Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.

ANTI-PLEDGING POLICY

Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock. The Board may, in its sole discretion and in limited instances, grant exceptions to this policy after considering the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding.

How We Make Compensation Decisions

THE ROLE OF THE COMPENSATION COMMITTEE

Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.

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Compensation Discussion and Analysis

The Compensation Committee consults with our Chairman and CEO in connection with making its determinations regarding compensation of our other NEOs and relies to a considerable extent on his evaluation of each executive’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.

THE ROLE OF MANAGEMENT

Our Chairman and CEO annually makes recommendations on the amount and mix of the total compensation of other NEOs to the Compensation Committee. Our Chairman and CEO is not involved in the determination of his own compensation.

THE ROLE OF INDEPENDENT COMPENSATION CONSULTANTS

The Compensation Committee retained Compensation Advisory Partners (“CAP”) to serve as its independent advisor on executive compensation and corporate governance matters beginning in fiscal 2019. CAP is a nationally recognized executive compensation consultancy and serves as the Committee’s independent advisor on executive compensation and corporate governance matters. In fulfilling these responsibilities, CAP assisted the Committee with its redesign of G-III’s executive compensation program by providing insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. CAP also assisted with respect to G-III’s stockholder outreach initiatives.

The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Committee’s sole discretion. CAP has not performed any services other than executive and director compensation and related corporate governance consulting for G-III and performed its services only on behalf of and at the direction of the Committee. Prior to engaging CAP, the Committee reviewed the factors related to consultant independence and determined that no conflict of interest exists.

THE ROLE OF COMPETITIVE MARKETPLACE PRACTICE

The Compensation Committee periodically reviews the compensation design features and executive pay levels of companies that are comparable to G-III to ensure that our programs are competitive. While the Compensation Committee reviews this information, this process serves as one reference point among others. In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short- and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.

Our peer companies were selected based on the following parameters:

●	Appropriately sized companies with revenues ranging from approximately 0.5 to 2 times those of G-III when selected;
●	Companies operating in the apparel and retail industries with a focus on accessible luxury brands; and
●	Companies from the comparator groups used by our comparators and by stockholder advisory groups.

The companies in our compensation peer group include:

● Capri Holdings Limited	● Fossil Group, Inc.	● Steven Madden, Ltd.
● Carter’s Inc.	● Lululemon Athletic, Inc.	● Tapestry, Inc.
● Columbia Sportswear Co.	● Ralph Lauren Corp.	● Under Armour, Inc.
● Deckers Outdoor Corp.	● Skechers USA, Inc.	● Wolverine World Wide, Inc.

2026 PROXY STATEMENT / 37

Compensation Discussion and Analysis

In addition, the Committee reviewed two additional companies which were too large to serve as pay comparators but are sources for practice peer competitive intelligence regarding pay design and practices. The additional companies are:

● PVH Corp.	● VF Corp.

The median annual revenues of the companies in our compensation peer group are $4.7 billion for a trailing 12-month period compared to $3.0 billion for G-III in fiscal 2026.

THE CONSIDERATION OF RISK

The Compensation Committee considers risk in its deliberations regarding pay levels and practices and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G- III.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard White, Chairman Thomas J. Brosig
Patti H. Ongman
Laura Pomerantz

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EXECUTIVE COMPENSATION TABLES

FISCAL 2026 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2026 total compensation. The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and	Years of	Fiscal		Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Service	Year	Salary ($)	($)	($)(1)	($)	($)	($)	($)(2)	Total ($)
Morris Goldfarb	52	2026	1,386,923	—	5,999,976	—	4,832,000	—	289,354	12,508,253
Chairman of the Board and Chief Executive Officer		2025	1,350,000	—	5,999,990	—	9,015,000	—	287,656	16,652,646
		2024	1,148,077	—	20,709,998	—	9,384,000	—	188,964	31,431,039
Neal S. Nackman	22	2026	750,000	—	499,958	—	950,000	—	31,088	2,231,046
Chief Financial Officer		2025	750,000	—	449,971	—	1,000,000	—	30,576	2,230,547
		2024	750,000	—	449,986	—	1,000,000	—	26,352	2,226,338
Sammy Aaron	20	2026	1,000,000	—	4,499,995	—	3,624,000	—	48,171	9,172,166
Vice Chairman and President		2025	1,000,000	1,000,000	4,500,000	—	6,761,000	—	49,524	13,310,524
		2024	969,039	2,000,000	2,699,978	—	7,050,000	—	59,307	12,778,324
Jeffrey Goldfarb	19	2026	950,000	—	7,749,925	—	1,812,000	—	35,803	10,547,728
Executive Vice President		2025	950,000	—	1,749,974	—	3,381,000	—	38,208	6,119,182
		2024	950,000	—	1,349,988	—	3,525,000	—	36,538	5,861,526
Dana Perlman	2	2026	823,077	—	2,599,951	—	950,000	—	14,000	4,387,028
Chief Growth and Operations Officer		2025	750,000	500,000	—	—	1,000,000	—	9,231	2,259,231
		2024	14,423	—	299,979	—	—	—	—	314,402

(1)	The amounts reflect the full grant date fair value of PSUs or RSUs under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) awarded to the Named Executive Officers in the applicable fiscal year, and, in addition, for Morris Goldfarb, the grant date fair value of an inducement stock award pursuant to his new employment agreement and for Jeffrey Goldfarb and Dana Perlman, the grant date fair value of retention grants awarded in fiscal 2026 pursuant to succession planning. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2026. See “Fiscal 2026 Grants of Plan-Based Awards” below for the maximum number of PSUs that may vest if performance metrics are achieved.

(2)	All Other Compensation includes the following:

			Matching
		Life Insurance	Contribution to
	Fiscal	Premiums	401(k) Plan
Name	Year	(a)	(b)	Perquisites		Total
Morris Goldfarb	2026	138,900	14,000	136,454	(c)	289,354
	2025	138,900	13,800	134,956	(d)	287,656
	2024	138,900	13,200	36,864	(e)	188,964
Neal S. Nackman	2026	17,088	14,000	—		31,088
	2025	16,776	13,800	—		30,576
	2024	13,152	13,200	—		26,352
Sammy Aaron	2026	22,633	14,000	11,538	(f)	48,171
	2025	22,860	13,800	12,864	(f)	49,524
	2024	32,935	13,200	13,172	(f)	59,307
Jeffrey Goldfarb	2026	3,500	14,000	18,303	(g)	35,803
	2025	3,500	13,800	20,908	(g)	38,208
	2024	3,500	13,200	19,838	(g)	36,538
Dana Perlman	2026	—	14,000	—		14,000
	2025	—	9,231	—		9,231
	2024	—	—	—		—

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Executive Compensation

(a)	The full amount of all premiums paid by G-III for life insurance coverage.
(b)	The full amount of our matching contributions under our 401(k) Plan (which are equal to 100% of the participant’s contribution for the first 3% of salary plus 50% of the participant’s contribution for the next 2% of salary, subject to limitations under the IRS regulations).
(c)	Includes our contribution of $100,000 to Morris Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Morris Goldfarb and $16,454 for the reimbursement of Morris Goldfarb’s parking expenses.
(d)	Includes our contribution of $100,000 to Morris Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Morris Goldfarb and $14,956 for the reimbursement of Morris Goldfarb’s parking expenses.
(e)	Includes $20,000 for tax services paid by us for Morris Goldfarb and $16,864 for the reimbursement of Morris Goldfarb’s parking expenses.
(f)	The full amount paid by us on Sammy Aaron’s behalf for personal use of his automobile and parking.
(g)	The full amount paid by us for the reimbursement of Jeffrey Goldfarb’s personal use of automobile and parking.
◾	Morris Goldfarb Employment Agreement

Morris Goldfarb has an employment agreement with us that is effective through January 31, 2026 with automatic renewal of the term for one-year periods on each January 31st, beginning on January 31, 2026, unless either Morris Goldfarb or the Company gives notice of non-renewal to the other party by August 1st of the prior year, commencing August 1, 2025. The agreement provided for an initial annual base salary of $1,350,000, which was increased to $1,450,000 during fiscal 2026. For information with respect to the annual cash incentive payable to Morris Goldfarb, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Named Executive Officers” above.

Morris Goldfarb is entitled to an annual contribution of $100,000 per year to a supplemental pension trust for each year he is employed by us. Morris Goldfarb is also entitled to a $5,000,000 life insurance policy, which names his wife as beneficiary.

For additional information concerning Morris Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Morris Goldfarb” below.

◾	Sammy Aaron Employment Agreement

Sammy Aaron has an employment agreement with us that is effective through January 31, 2026. The agreement provides for automatic renewal of the term for one-year periods on each August 1st prior to the end of the then employment term, commencing with August 1, 2024, unless prior to such August 1st either party shall have given written notice to the other of non-renewal. The agreement provides for an annual base salary of $1,000,000. For information with respect to the annual cash incentive payable to Sammy Aaron, see “Compensation Discussion and Analysis—Annual Cash Incentives of our Named Executive Officers” above.

For additional information concerning Sammy Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Sammy Aaron” below.

◾	Jeffrey Goldfarb Employment Agreement

Jeffrey Goldfarb’s has an employment agreement with us that is effective through January 31, 2027, with automatic renewal of the term for one-year periods on each December 1st prior to the end of the then employment term, commencing with December 1, 2026, unless prior to such December 1st either party shall have given written notice to the other of non-renewal. The agreement provides for an annual base salary of $950,000. For information with respect to the annual cash incentive payable to Jeffrey Goldfarb, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Named Executive Officers” above.

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Executive Compensation

For additional information concerning Jeffrey Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Jeffrey Goldfarb” below and for additional information with respect to other aspects of Jeffrey Goldfarb’s employment agreement, see “Compensation Discussion and Analysis-Long-Term Incentives.”

◾	DANA PERLman Employment Agreement

Dana Perlman has an employment agreement with us effective January 8, 2024 (the “Effective Date”). The agreement provided for an initial annual base salary of $750,000, which was increased to $850,000 during fiscal 2026. For information with respect to the annual cash incentive payable to Dana Perlman, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Named Executive Officers” above.

For additional information concerning Dana Perlman’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Dana Perlman” below and for additional information with respect to other aspects of Dana Perlman’s employment agreement, see “Compensation Discussion and Analysis-Long-Term Incentives.”

2026 PROXY STATEMENT / 41

Executive Compensation

FISCAL 2026 GRANTS OF PLAN-BASED AWARDS

In March 2025, the Compensation Committee of our Board of Directors granted PSUs and RSUs with three year or five year cliff vesting to each of our Named Executive Officers. The following table summarizes the non-equity incentive and stock awards for the 2026 fiscal year for each of our Named Executive Officers.

			Estimated Possible Payouts Under Non-Equity Incentive Awards (1)			Estimated Future Payouts Under Equity Incentive Awards
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(6)
Morris Goldfarb	Annual Incentive	N/A	1,615,000	4,000,000	9,660,000	—	—	—	—		—
	PSUs	March 19, 2025	—	—	—	16,835	134,680	202,020	—		$3,599,996
	RSUs	March 19, 2025	—	—	—	—	—	—	89,786	(3)	$2,399,980
Sammy Aaron	Annual Incentive	N/A	1,211,250	3,000,000	7,245,000	—	—	—	—		—
	PSUs	March 19, 2025	—	—	—	12,626	101,010	151,515	—		$2,699,997
	RSUs	March 19, 2025	—	—	—	—	—	—	67,340	(3)	$1,799,998
Neal S. Nackman	Annual Incentive	N/A	302,813	750,000	1,500,000	—	—	—	—		—
	PSUs	March 19, 2025	—	—	—	1,169	9,352	14,028	—		$249,979
	RSUs	March 19, 2025	—	—	—	—	—	—	9,352	(3)	$249,979
Jeffrey Goldfarb	Annual Incentive	N/A	605,625	1,500,000	3,622,500	—	—	—	—		—
	PSUs	March 19, 2025	—	—	—	4,910	39,281	58,921	—		$1,049,981
	RSUs	March 19, 2025	—	—	—	—	—	—	26,187	(3)	$699,979
	RSUs	March 19, 2025	—	—	—	—	—	—	37,411	(4)	$999,996
	RSUs	December 12, 2025	—	—	—	—	—	—	159,184	(5)	$4,999,969
Dana Perlman	Annual Incentive	N/A	343,188	850,000	1,700,000	—	—	—	—		—
	PSUs	March 19, 2025	—	—	—	1,402	11,223	16,834	—		$299,991
	RSUs	March 19, 2025	—	—	—	—	—	—	11,223	(3)	$299,991
	RSUs	December 12, 2025	—	—	—	—	—	—	63,673	(5)	$1,999,969

(1)	The terms of the annual cash incentive award opportunity for each of our Named Executive Officers are described under “Compensation Discussion and Analysis-Annual Cash Incentives for Our Named Executive Officers.” No annual cash incentive is payable to Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb, and 60% of the annual cash incentive is payable to Neal Nackman and Dana Perlman, if adjusted pre-tax income falls below a threshold amount calculated based on the formula for reducing the award if actual pre-tax income is below the forecast.

(2)	The amounts reflect the number of PSUs awarded to the Named Executive Officers in fiscal 2026. The actual number of PSUs that vest may be larger or smaller than the target amounts in this table, or may be zero if actual results are lower than the threshold target performance metrics established by our Compensation Committee. The shares awarded for achieving threshold performance goals is 50% of target. Threshold was determined based on achieving the minimum performance level for only one of the two performance measures. See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(3)	The amounts reflect the number of RSUs awarded to the Named Executive Officers in fiscal 2026. The RSUs cliff vest on April 1, 2028, subject to the applicable Named Executive Officer’s continuous employment or other service with G-III through the applicable vesting date: See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(4)The amounts reflect the number of RSUs awarded to Jeffrey Goldfarb in fiscal 2026. The RSUs cliff vest on April 1, 2030, subject to his continuous employment or other service with G-III through the applicable vesting date: See “Compensation Discussion and Analysis—Retention Grants” for a description of the terms of these awards.

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Executive Compensation

(5)The amounts reflect the number of RSUs awarded to Jeffrey Goldfarb and Dana Perlman in fiscal 2026 to support retention of key next generation leaders. The RSUs vest on December 12, 2030, subject to the applicable Named Executive Officer’s continuous employment or other service with G-III through the applicable vesting date: See “Compensation Discussion and Analysis—Retention Grants” for a description of the terms of these awards.

(6)The amounts reflect the full grant date fair value under ASC 718 of the PSUs and RSUs awarded to the Named Executive Officers in fiscal 2026. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2026.

OUTSTANDING EQUITY AWARDS AT FISCAL 2026 YEAR-END

The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2026, consisting of shares of our Common Stock that may be delivered to each Named Executive Officer upon satisfaction of the vesting conditions of unvested PSUs, Inducement PSUs and RSUs. There were no stock option awards outstanding at that date held by our Named Executive Officers. The columns that refer to the number of or market value of “Shares or Units of Stock That Have Not Vested” summarize time-based RSUs granted which remained subject to cliff time vesting conditions as of January 31, 2026. The columns that refer to the number of or market value of “Unearned Shares or Units That Have Not Vested” summarize unvested PSUs and Inducement PSUs granted, as detailed in the footnotes to the table, for which neither threshold performance conditions nor time vesting conditions had been satisfied as of January 31, 2026.

	Stock Awards
	Number of			Equity Incentive Plan		Equity Incentive Plan
	Shares or Units			Awards: Number of		Awards: Market Value of
	of Stock That		Market Value of Shares or	Unearned Shares or		Unearned Shares or
	Have Not		Units of Stock That Have	Units That Have Not		Units That Have Not
Name	Vested (#)(1)		Not Vested ($)(1)(2)	Vested (#)(3)		Vested ($)(2)(3)
Morris Goldfarb	89,786	(4)	2,635,219	134,680	(4)	3,952,858
	83,333	(7)	2,445,824	125,000	(7)	3,668,750
	700,000	(8)	20,545,000
	338,585	(9)	9,937,470
Neal S. Nackman	9,352	(4)	274,481	9,352	(4)	274,481
	7,812	(7)	229,282	7,812	(7)	229,282
	36,172	(9)	1,061,648
Sammy Aaron	67,340	(4)	1,976,429	101,010	(4)	2,964,644
	62,500	(7)	1,834,375	93,750	(7)	2,751,563
	217,040	(9)	6,370,124
Jeffrey Goldfarb	26,187	(4)	768,588	39,281	(4)	1,152,897
	37,411	(5)	1,098,013	36,458	(7)	1,070,042
	159,184	(6)	4,672,050
	24,305	(7)	713,352
	108,520	(9)	3,185,062
Dana Perlman	11,223	(4)	329,395	11,223	(4)	329,395
	63,673	(6)	1,868,803
	9,490	(10)	278,532

(1)	Reflects (i) RSUs, (ii) PSUs issued in fiscal 2024 where performance conditions have been satisfied at maximum performance of 150% of target and (iii) Inducement PSUs for which market based conditions have been satisfied at target performance which remained subject to a cliff time vesting condition as of January 31, 2026.

(2)	Market value of unvested PSUs and RSUs assume a price of $29.35 per share of our Common Stock as of January 31, 2026.

(3)	Reflects PSUs issued for which neither performance goals nor time vesting conditions had been satisfied as of January 31, 2026 and are included at target performance.

(4)	Reflects RSUs and PSUs issued in fiscal 2026 under the 2023 Long-Term Incentive Plan (the “2023 Plan”). If the performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on April 1, 2028. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on April 1, 2028, upon satisfaction of the time vesting requirement of these RSUs.

(5)	Reflects RSUs issued to Jeffrey Goldfarb in fiscal 2026 granted under the 2023 Plan. Jeffrey Goldfarb’s right to receive these shares of Common Stock for RSUs will become vested on April 1, 2030, upon satisfaction of the time vesting requirement of these RSUs.

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(6)	Reflects RSUs issued to Jeffrey Goldfarb and Dana Perlman in fiscal 2026 granted under the 2023 Plan. Jeffrey Goldfarb and Dana Perlman’s right to receive these shares of Common Stock for RSUs will become vested on December 12, 2030, upon satisfaction of the time vesting requirement of these RSUs.

(7)	Reflects RSUs and PSUs issued in fiscal 2025 under the 2023 Plan. If the performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on March 28, 2027. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on March 27, 2027, upon satisfaction of the time vesting requirement of these RSUs.

(8)	Reflects Inducement PSUs issued to Morris Goldfarb in fiscal 2024 of which 380,000 shares were granted under the 2015 Long-Term Incentive Plan (the “2015 Plan”), as amended, and 320,000 shares were granted under the 2023 Plan, respectively. As the market based conditions of such Inducement PSUs have been satisfied at target performance, Morris Goldfarb’s right to receive these shares of Common Stock will become vested on August 9, 2026 upon satisfaction of the time vesting requirement related to these Inducement PSUs.

(9)	Reflects RSUs and PSUs issued in fiscal 2024 under the 2015 Plan. The performance conditions of such PSUs have been satisfied at maximum performance of 150% of target. As such, each Named Executive Officer’s right to receive these shares of Common Stock for both the RSUs and PSUs will become fully vested on June 15, 2026, upon satisfaction of the time vesting requirement.

(10)	Reflects RSUs issued to Dana Perlman in fiscal 2024 under the 2023 Plan. Her right to receive these shares of Common Stock for RSUs will become vested on January 9, 2027, upon satisfaction of the time vesting requirement of these RSUs.

FISCAL 2026 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all shares vested for the Named Executive Officers during the fiscal year ended January 31, 2026. No options were outstanding or exercised during the fiscal year ended January 31, 2026.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Morris Goldfarb	87,937	(1)	2,416,509
Neal S. Nackman	12,840	(1)	352,843
Sammy Aaron	58,624	(1)	1,610,988
Jeffrey Goldfarb	38,526	(1)	1,058,694
Dana Perlman	-		-

(1)	Reflects shares issued on vesting of RSUs on April 1, 2025.

(2)	Reflects the aggregate value of the shares issued at a market price of $27.48 on April 1, 2025.

FISCAL 2026 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2026.

	Executive	Registrant		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings (Loss)		Withdrawals/	Balance at
Name	in Fiscal 2026 ($)	in Fiscal 2026 ($)		in Fiscal 2026 ($)		Distributions ($)	January 31, 2026 ($)
Morris Goldfarb	—	100,000	(1)	395,238	(2)	—	4,501,397	(3)

(1)	Amount has been reported as “All Other Compensation” in the Fiscal 2026 Summary Compensation Table.

(2)	Since G-III does not pay above market interest or provide any other preference to Morris Goldfarb, these amounts are not included in his compensation as reported in the Summary Compensation Table for those years. Purchases and sales of securities are recorded on a settlement date basis. Interest income compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)	Reflects the aggregate amount of contributions by G-III for Morris Goldfarb during his career with G-III plus the investment earnings thereon.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Dana Perlman, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or in certain other circumstances.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH MORRIS GOLDFARB

In the event we terminate Morris Goldfarb’s employment for cause (as defined in his employment agreement) or Morris Goldfarb voluntarily resigns without good reason (as defined in his employment agreement), Morris Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary, pro rata annual cash incentive and other compensation accrued through the date of the termination.

In the event we terminate Morris Goldfarb’s employment without cause, or Morris Goldfarb terminates his employment for good reason, Morris Goldfarb will be entitled to receive a lump sum cash severance equal to 2.0 times his then current base salary and 2.0 times his target bonus. If such termination is effectuated after the occurrence of a change in control (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Morris Goldfarb will be entitled to receive a formula-based lump sum cash payment determined with reference to Section 280G of the Code, plus three years of employee benefit continuation. In general, the formula-based cash severance payment would be an amount equal to 2.99 times the average of Morris Goldfarb’s annual compensation for the preceding five years. If Morris Goldfarb’s employment is terminated due to his death, Morris Goldfarb’s estate will be entitled to receive for a period of twelve months his then current salary and will be eligible to receive annual cash incentive compensation pro-rated according to the number of days of employment in the fiscal year of his death. In the event of his termination due to disability during the term, he will receive 50% of salary for the remaining term of the employment agreement.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH SAMMY AARON

If we terminate Sammy Aaron’s employment for justifiable cause (as defined in his employment agreement) or Sammy Aaron voluntarily resigns without good reason (as defined in his employment agreement), Sammy Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Sammy Aaron’s employment is terminated without justifiable cause or by Sammy Aaron for cause or good reason, Sammy Aaron will be entitled to receive (x) his then current annual base salary payable for two (2) years thereafter in equal payroll installments, plus (y) his target bonus for the fiscal year in which his employment terminates and for the following fiscal year, in each case payable at the same time such target bonus would have been paid had Sammy Aaron’s employment not terminated. However, if a change in control (as defined in the employment agreement) occurs and Sammy Aaron is terminated without justifiable cause, or if he resigns for cause or good reason, within two years of the change in control, he will be entitled to cash severance of an amount equal to 2.0 times his five-year average annual compensation as reported on his form W-2 in equal periodic payroll installments during the twenty-four months after such termination date. In addition, Sammy Aaron will be entitled to receive continuing health benefits for up to 24 months. Our obligation to pay such severance and benefits will be conditioned upon Sammy Aaron’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his agreement. If Sammy Aaron’s employment agreement is terminated due to his death, Sammy Aaron’s estate will be entitled to receive the base salary for a period of twelve months of his then current salary and will be eligible to receive annual cash incentive compensation pro-rated according to the number of days of employment in the fiscal year of his death. In the event of his termination due to disability during the term, he will receive 50% of salary for the remaining term of the employment agreement.

Sammy Aaron has agreed that, for two years following the termination of his employment (or for a shorter period under certain circumstances following a Change in Control) he will not, directly or indirectly, (a) compete with any business of G-III, (b) interfere with G-III’s business relationships, or (c) solicit or hire G-III employees. In addition, Sammy Aaron has agreed that at any time following the termination of his employment, he will not disclose confidential information (as defined in the employment agreement) of G-III acquired during his employment.

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SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NEAL NACKMAN

In the event that Neal Nackman is terminated without cause (as defined in his severance letter agreement), Neal Nackman will be entitled to severance payments equal to one year of benefits previously provided, salary and bonus (based on the average of his bonus in the two years prior to termination).

Neal Nackman is also a party to an executive transition agreement. If Neal Nackman’s employment is terminated without cause or for good reason within three months before or two years after a change in control (as such terms are defined in his executive transition agreement), then, subject to timely delivery of a general release, he will be entitled to receive cash separation pay in an amount equal to 1.5 times the sum of (a) his highest annual salary in effect during the one-year period before the termination of his employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. The cash separation pay, as so determined, will be payable over the 18-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Neal Nackman will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payments will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Neal Nackman may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs).

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH JEFFREY GOLDFARB

If we terminate Jeffrey Goldfarb’s employment for justifiable cause (as defined in his employment agreement) or Jeffrey Goldfarb voluntarily resigns without good reason (as defined in his employment agreement), Jeffrey Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

If during the term, the Company terminates Jeffrey Goldfarb’s employment without justifiable cause (including if the Company gives written notice to Jeffrey Goldfarb that the employment term will not be extended further) or if he terminates his employment for good reason (each as defined in his employment agreement), then Jeffrey Goldfarb will be entitled to receive his annual salary, reimbursement of expenses, any benefits and any bonus accrued through the date of termination, plus a severance of his annual salary, annual bonus and benefits for a period of 24 months (conditioned upon Jeffrey Goldfarb’s general release and compliance with non-compete, non-solicitation and confidentiality). For the purposes of determining the severance pay, Jeffrey Goldfarb’s applicable salary will be the highest annual rate of salary in effect during the one-year period preceding the termination date, and Jeffrey Goldfarb’s applicable annual bonus will be an annual bonus for each 12-month period during such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Jeffrey Goldfarb during the two fiscal years immediately preceding the fiscal year in which the employment terminates and (ii) an annual bonus amount of $500,000 (in addition to his salary compensation for such period).

In the event of Jeffrey Goldfarb’s death during the term, the estate of Jeffrey Goldfarb shall be entitled to receive any unpaid portion of his annual salary as has been accrued through the date of the death, any unpaid annual bonus attributable to the entire fiscal year in which such termination occurs, any unpaid benefits and any unpaid reimbursable expenses. If the termination is due to disability during the term, Jeffrey Goldfarb is entitled to any unpaid portion of his annual salary as has accrued through the date of the termination, any unpaid annual bonus attributable to the entire fiscal year in which such termination occurs, any unpaid benefits and any unpaid reimbursable expenses.

The Executive Transition Agreement provides that if a change in control (as defined therein) occurs and, during the three months before a change in control or the two years after a change in control, Jeffrey Goldfarb is terminated by the Company without cause (as defined therein) or if Jeffrey Goldfarb resigns for good reason (as defined therein), he will be entitled to continuation of specified benefits and periodic severance payments totaling 2.0 times the sum of (i) his highest annual salary in effect during the one-year period before his termination of employment, plus (ii) the greater of (a) the average annual cash bonus he earned during the two fiscal years before the fiscal year of his termination of employment and (b) an annual bonus amount of $500,000.

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SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH dana perlman

If we terminate Dana Perlman’s employment for justifiable cause or Dana Perlman voluntarily resigns without good reason (each as defined in her employment agreement), Dana Perlman will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

If, during the term, the Company terminates Dana Perlman’s employment without justifiable cause or if she terminates her employment for good reason (each as defined in her employment agreement), then Dana Perlman will be entitled to receive her annual salary, reimbursement of expenses and any bonus accrued through the date of termination, plus a severance of the salary and benefits for a period of 12 months (conditioned upon Dana Perlman’s general release and compliance of the 12-month non-compete, non-solicitation and confidentiality restrictions).

In the event of Dana Perlman’s death during the term, the estate of Dana Perlman shall be entitled to receive any unpaid portion of her annual salary through the date of the death, any unpaid annual bonus attributable to the prior fiscal year, any unpaid benefits and any unpaid reimbursable expenses. If the termination is due to disability during the term, Dana Perlman is entitled to any unpaid portion of her annual salary through the date of the termination, any unpaid annual bonus attributable to the prior fiscal year (pro-rated based on the days in the prior fiscal year when she was not on leave due to disability), any unpaid benefits and any unpaid reimbursable expenses.

ACCELERATION OF VESTING UPON TERMINATION OR CHANGE IN CONTROL

There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of equity awards upon termination of employment for any reason or upon the occurrence of a change in control. Under the terms of our equity incentive plans, however, vesting of any outstanding equity awards that are assumed by the acquiring company will accelerate upon an involuntary termination of employment within two years after the date of the change in control—a so-called “double trigger” vesting condition. If an equity award is not assumed by the acquiring company, then, under the terms of the plans, vesting will accelerate as part of the change in control transaction.

ESTIMATED PAYOUTS ON TERMINATION OF EMPLOYMENT

The following tables disclose the estimated payments and benefits that would be provided to each of Morris Goldfarb, Sammy Aaron, Neal Nackman, Jeffrey Goldfarb and Dana Perlman, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2026 and their last day of employment was January 31, 2026.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.

The nature and amount of separation payments and benefits provided upon the events discussed below are dependent upon a number of factors. Accordingly, any actual amounts paid or distributed may be different from those set forth below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

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◾	MORRIS GOLDFARB, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

	Termination without Cause or		Termination without Cause or
	Resignation for Cause		Resignation for Cause or Good Reason in
	or Good Reason		Connection with a Change in Control
Cash Separation Payment(s)	$10,773,846	(1)	$39,638,234	(2)
Accelerated Vesting of Equity Awards	—		$43,185,120	(3)
Value of Continuing Employee Benefits	—		$78,833	(4)
Total	$10,773,846		$82,902,187	(5)

(1)	The cash payment is based on Morris Goldfarb’s salary, as of January 31, 2026, and his annual cash incentive target for the fiscal year ended January 31, 2026, and is composed of two times (i) his annual salary of $1,386,923 and (ii) annual cash incentive target of $4,000,000. The cash payment becomes due and payable immediately upon a qualifying termination.

(2)	This amount is equal to $39,638,234 (2.99 times Morris Goldfarb’s average annual compensation for 2021 through 2025).

(3)	This amount represents the gross value of accelerated vesting of unvested equity awards outstanding as of January 31, 2026, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2026 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Morris Goldfarb’s employment is not involuntarily terminated after the change in control).

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for three years in the case of a post-change in control termination.

(5)	Should the Section 280G value of this amount exceed Morris Goldfarb’s Section 280G threshold, then this amount will be reduced to the maximum amount that does not exceed such threshold, but only if, after taking into account all taxes (including excise taxes under Section 4999 of the Code), Morris Goldfarb would be better off on an after-tax basis receiving the reduced amount.

◾	SAMMY AARON, VICE CHAIRMAN AND PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$8,000,000	(1)	$12,596,154	(2)
Accelerated Vesting of Equity Awards	—		$15,897,134	(3)
Value of Continuing Employee Benefits	—		$52,555	(4)
Total	$8,000,000		$28,545,843	(5)

(1)	The cash payment is based on Sammy Aaron’s salary, as of January 31, 2026, and his annual cash incentive target for the fiscal year ended January 31, 2026, and is composed of two times (i) his annual salary of $1,000,000 and (ii) annual cash incentive target of $3,000,000. The salary component would be payable in the form of salary continuation, and the annual cash incentive component would be payable when the annual cash incentive would have been paid if Sammy Aaron’s employment had not terminated. Sammy Aaron’s right to receive the cash separation payments is subject to his providing a general release to G-III and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(2)	This amount reflects two times Sammy Aaron’s five-year average compensation as reported on his form W-2. The total amount of the cash separation payment would be payable in equal installments over 24 months following Sammy Aaron’s termination of employment and would be subject to his providing a general release and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(3)	This amount represents the gross value of accelerated vesting of Sammy Aaron’s unvested equity awards outstanding as of January 31, 2026, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2026 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Sammy Aaron’s employment is not involuntarily terminated after the change in control).

(4)	The figures for benefit continuation represent the estimated value of 24 months of continuing group health plan participation in the case of a post-change in control termination.

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(5)	Should the Section 280G value of this amount exceed Sammy Aaron’s Section 280G threshold, then this amount will be reduced to the maximum amount that does not exceed such threshold, but only if, after taking into account all taxes (including excise taxes under Section 4999 of the Code), Sammy Aaron would be better off on an after-tax basis receiving the reduced amount.

◾	NEAL S. NACKMAN, CHIEF FINANCIAL OFFICER

			Termination without Cause or
			Resignation for Good Reason in Connection
	Termination without Cause		with a Change in Control
Base Salary	$750,000	(1)	$1,125,000	(1)
Bonus	$975,000	(2)	$1,462,500	(2)
Accelerated Vesting of Equity Awards	—		$2,069,175	(3)
Value of Continuing Employee Benefits	$26,278	(4)	$39,416	(4)
Total	$1,751,278		$4,696,091

(1)	Assumes a base salary of $750,000 per year.

(2)	This amount assumes that the average of the annual cash bonus earned by Neal Nackman during the two fiscal years preceding the fiscal year in which Neal Nackman’s employment terminates is $975,000. Neal Nackman’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2021 through 2025 if a change in control had occurred on January 31, 2026). As of January 31, 2026, Neal Nackman’s 280G threshold amount was $5,755,844. Based upon the figures shown in the table, Neal Nackman’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)	This amount represents the gross value of accelerated vesting of Neal Nackman’s unvested equity awards outstanding as of January 31, 2026, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2026 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 18 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

◾	JEFFREY GOLDFARB, EXECUTIVE VICE PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$1,900,000	(1)	$1,900,000	(1)
Bonus	$5,193,000	(2)	$5,193,000	(2)
Accelerated Vesting of Equity Awards	—		$12,660,005	(3)
Value of Continuing Employee Benefits	$76,001	(4)	$76,001	(4)
Total	$7,169,001		$19,829,006	(5)

(1)	Assumes a base salary of $950,000 per year.

(2)	This amount assumes that the average of the annual cash bonus earned by Jeffrey Goldfarb during the two fiscal years preceding the fiscal year in which Jeffrey Goldfarb’s employment terminates is $2,596,500.

(3)	This amount represents the gross value of accelerated vesting of Jeffrey Goldfarb’s unvested equity awards outstanding as of January 31, 2026, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2026 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Jeffrey Goldfarb’s employment is not involuntarily terminated after the change in control).

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

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(5)	Should the Section 280G value of this amount exceed Jeffrey Goldfarb’s Section 280G threshold, then this amount will be reduced to the maximum amount that does not exceed such threshold, but only if, after taking into account all taxes (including excise taxes under Section 4999 of the Code), Jeffrey Goldfarb would be better off on an after-tax basis receiving the reduced amount.

◾	DANA PERLMAN, Chief Growth and Operations Officer

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$823,077	(1)	—
Value of Continuing Employee Benefits	$26,278	(2)	—
Total	$849,355		$0

(1)	Assumes a base salary of $823,077 per year.

(2)	The figures for benefit continuation represent the estimated value of all employee benefits for 12 months.

CEO PAY RATIO

The total compensation for fiscal 2026 of our Chairman and Chief Executive Officer, Morris Goldfarb, was $12,508,253, as reflected in the Fiscal 2026 Summary Compensation Table above. We estimate that the median annual compensation for all G-III employees, excluding Morris Goldfarb, was $26,624 for fiscal 2026. As a result, we estimate that, for fiscal 2026, the ratio of Morris Goldfarb’s total annual compensation to that of our median employee was 470 to 1. The CEO pay ratio is skewed upwards by part-time and seasonal employees, paid on an hourly basis, that work in retail stores owned and operated by us. Excluding our retail store employees, the median annual compensation for fiscal 2026 of G-III employees, excluding Morris Goldfarb, was $58,494 for fiscal 2026. Based on these amounts, we estimate that, for fiscal 2026, the ratio of Morris Goldfarb’s total annual compensation to that of our median non-retail store employees was 214 to 1.

As of December 31, 2025, G-III employed approximately 4,500 employees worldwide, of which approximately 66% were employed in the U.S., 10% were employed in Asia and 25% were employed in Europe. All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly average exchange rates used by our accounting department.

We identified the median employee using individual income tax compensation reporting for all employees, except Morris Goldfarb, employed by us on December 31, 2025, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual total compensation of the median employee in the same manner as our Named Executive Officers in the Fiscal 2026 Summary Compensation Table included in this Proxy Statement. We did not annualize the compensation for any employee employed for less than the calendar year 2025.

The foregoing pay ratio disclosure, which is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, is intended only to reflect G-III’s reasonable good faith estimate of the CEO pay ratio. It is based on the methodologies, assumptions and estimates described above and is not necessarily comparable to the CEO pay ratios reported by other companies.

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Executive Compensation

FISCAL 2026 PAY vs. PERFORMANCE

The following table sets forth the pay versus performance disclosure required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
			Average		Value of Initial Fixed $100
	Summary		Summary	Average	Investment Based On:
	Compensation	Compensation	Compensation	Compensation		Peer Group
	Table Total	Actually Paid	Table Total for	Actually Paid to	Total Share-	Total Share-		Pre-tax
Year	for PEO	to PEO (1)	Non-PEO NEOs	Non-PEO NEOs (1)	Holder Return	Holder Return	Net Income	Net Income
2026	12,508,253	9,057,121	6,584,492	5,843,218	$ 108.89	$ 57.16	67,353	110,669
2025	16,652,646	14,323,483	5,979,871	4,945,556	$ 115.46	$ 70.42	193,293	269,859
2024	31,431,039	44,305,949	5,295,148	8,807,666	$ 111.28	$ 76.07	174,740	240,599
2023	5,790,860	(3,406,531)	3,371,945	169,702	$ 62.57	$ 92.06	(134,382)	(138,170)
2022	24,942,778	26,290,697	5,854,421	6,494,397	$ 100.48	$ 109.04	200,101	270,976

(1)

The dollar amounts shown in these columns reflect compensation actually paid (“CAP”) to Morris Goldfarb and our non-PEO NEOs, respectively, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unpaid amounts of equity compensation that may be realized in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to any individual during the applicable years. The adjustments made to each officer’s total compensation for each year to determine CAP are shown in the tables below.

Important Performance Measures

The following performance measures are the most important used by the Company to link executive compensation actually paid to the NEOs to company performance during fiscal 2026. See “Compensation Discussion and Analysis” for more information about how these measures impact our NEOs’ compensation.

Company-Selected Performance Measures
Adjusted Pre-Tax Income
Percent Change in Basic Common Shares Outstanding
Percent Change in Earnings Per Share
Cumulative Adjusted Earnings before Interest and Taxes (EBIT)
Return on Invested Capital (ROIC)
Total Shareholder Return (TSR)

RECONCILIATION OF SUMMARY COMPENSATION TABLE TOTAL TO Compensation Actually Paid (“CAP”) TOTAL

As shown in the tables below, the CAP totals represent the Summary Compensation Table totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding, vested, or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year.

	Reported Summary
	Compensation Table	Reported Value	Equity Award	Compensation Actually
Year	Total for PEO	of Equity Awards (1)	Adjustments (2)	Paid to PEO
2026	12,508,253	(5,999,976)	2,548,844	9,057,121
2025	16,652,646	(5,999,990)	3,670,827	14,323,483
2024	31,431,039	(20,709,998)	33,584,908	44,305,949
2023	5,790,860	(4,499,972)	(4,697,419)	(3,406,531)
2022	24,942,778	(16,167,626)	17,515,545	26,290,697

(1)	Represents the total of the amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year.

2026 PROXY STATEMENT / 51

Executive Compensation

(2)

The fair value of the of the equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the Summary Compensation Table, which includes a calculation of the grant date value of equity awards granted during the applicable year, the CAP table includes a calculation of equity fair value as follows:

a.	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus
b.	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus
c.	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus
d.	for awards granted in prior years that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; minus
e.	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.

	(a)	(b)	(c)	(d)	(e)

PEO				Year over Year	Fair Value at
				Change in Fair	the End of the
		Year over Year	Fair Value as	Value of	Prior Year of
	Year End Fair	Change in Fair	of Vesting Date	Equity Awards	Equity Awards
	Value of	Value of	of Equity	Granted in	that Failed to	Total
	Outstanding	Outstanding and	Awards Granted	Prior Years that	Meet Vesting	Equity
	and Unvested	Unvested Equity	and Vested in	Vested in	Conditions	Award
Year	Equity Awards	Awards	the Year	the Year	in the Year	Adjustments
2026	5,208,530	(2,330,802)	—	(328,884)	—	2,548,844
2025	8,338,331	(4,419,335)	—	(248,169)	—	3,670,827
2024	31,251,023	1,186,386	—	1,147,500	—	33,584,908
2023	908,731	(5,474,346)	—	(131,804)	—	(4,697,419)
2022	4,322,272	769,298	12,167,656	256,319	—	17,515,545

The tables below reflect the average total compensation of our non-PEO NEOs, as calculated in the Summary Compensation Table for each of the years shown. Our non-PEO NEOs are the following individuals: for fiscal 2026, 2025 and 2024, Sammy Aaron, Neal Nackman, Jeffrey Goldfarb and Dana Perlman, who became an NEO on January 8, 2024.

	Average Reported
	Summary Compensation			Average Compensation
	Total Table for	Average Reported Value	Average Equity	Actually Paid
Year	Non-PEO NEOs	of Equity Awards (3)	Award Adjustments (4)	to Non-PEO NEOs
2026	6,584,492	(3,837,457)	3,096,183	5,843,218
2025	5,979,871	(1,674,986)	640,672	4,945,556
2024	5,295,148	(1,199,983)	4,712,501	8,807,666
2023	3,371,945	(1,666,643)	(1,535,600)	169,702
2022	5,854,421	(2,420,636)	3,060,612	6,494,397

(3)	Represents the total of the amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year.
(4)

The fair value of the of the equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the Summary Compensation Table, which includes a calculation of the grant date value of equity awards granted during the applicable year, the CAP table includes a calculation of equity fair value as follows:

a.	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus
b.	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus
c.	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus
d.	for awards granted in prior years that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; minus
e.	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.

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Executive Compensation

	(a)	(b)	(c)	(d)	(e)

Non-PEO					Average
NEO's				Year over Year	Fair Value at
			Average	Average Change	the End of the
		Year over Year	Fair Value as	in Fair Value	Prior Year of
		Average Change	of Vesting Date	of Equity	Equity Awards	Total
	Average	in Fair Value	of Equity	Awards Granted	that Failed to	Average
	Year End Fair	of Outstanding	Awards Granted	in Prior Years	Meet Vesting	Equity
	Value of	and Unvested	and Vested in	that Vested in	Conditions	Award
Year	Equity Awards	Equity Awards	the Year	the Year	in the Year	Adjustments
2026	3,515,351	(282,046)	—	(137,121)	—	3,096,183
2025	2,322,037	(1,598,092)	—	(83,274)	—	640,672
2024	2,792,521	1,504,330	—	415,650	—	4,712,501
2023	448,751	(1,939,445)	—	(44,906)	—	(1,535,600)
2022	1,411,940	294,826	1,113,980	239,867	—	3,060,612

RELATIONSHIP BETWEEN CAP AND FINANCIAL PERFORMANCE

The following graphs illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below illustrates the relationship between Company TSR and that of the S&P 500 Textiles, Apparel & Luxury Goods Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by, or actually paid to, the NEOs during the applicable years.

2026 PROXY STATEMENT / 53

Executive Compensation

DIRECTOR COMPENSATION

The annual cash retainer paid to our Non-Employee Directors for service as a director of G-III is $75,000. In addition, members of the Audit and Compensation Committees receive an annual retainer of $10,000 and members of the Nominating and Corporate Governance Committee receive an annual retainer of $7,000.

Additional annual fees paid to Non-Employee Directors are as follows:

Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$20,000
Chair of the Nominating and Corporate Governance Committee	$6,000

The Compensation Committee has a policy to make an annual grant to non-employee directors of RSUs valued at $130,000. The Lead Independent Director receives an additional annual grant of RSUs valued at $50,000, the Chair of the Audit Committee receives an additional annual grant of RSUs valued at $25,000 and the Chair of the Nominating and Corporate Governance Committee receives an additional annual grant of RSUs valued at $15,000. Grants made prior to the 2023

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Executive Compensation

Annual Meeting vested over a period of three years. Grants made beginning with the 2023 Annual Meeting vest on the first anniversary of the date of the Annual Meeting. All of these RSU grants are subject to the election of each person as a director at the Annual Meeting.

FISCAL 2026 DIRECTOR COMPENSATION TABLE

Set forth below is a table presenting compensation information with respect to each person who served as a Director for all or part of the fiscal year ended January 31, 2026, other than Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb. None of Morris Goldfarb, Sammy Aaron or Jeffrey Goldfarb receives any compensation for his services as a director, because each of them serves as and is compensated as an executive officer. Compensation information for Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb is reported in the Fiscal 2026 Summary Compensation Table appearing elsewhere in this Proxy Statement.

	Fees Earned or	Stock		Option	All Other
Name	Paid in Cash ($)(1)	Awards ($) (2)		Awards ($)	Compensation ($)	Total ($)
Thomas J. Brosig	98,000	144,989	(3)	—	—	242,989
Dr. Joyce F. Brown	82,000	129,986	(3)	—	—	211,986
Victor Herrero	85,000	129,986	(3)	—	—	214,986
Robert L. Johnson (4)	82,000	129,986	(3)	—	—	211,986
Patti H. Ongman	85,000	129,986	(3)	—	—	214,986
Laura Pomerantz (5)	85,000	129,986	(3)	—	—	214,986
Michael Shaffer	105,000	154,998	(3)	—	—	259,998
Cheryl Vitali	82,000	129,986	(3)	—	—	211,986
Richard White	152,000	179,988	(3)	—	—	331,988
Andrew Yaeger	85,000	129,986	(3)	—	—	214,986

(1)	The amount indicated includes the annual cash retainer for directors, annual cash retainers to members of the Audit, Compensation and Nominating and Corporate Governance Committees and annual payments to the Lead Independent Director and chairs of committees.

(2)	At January 31, 2026, the directors named in the table above held unvested RSUs as follows: Thomas Brosig, 6,823 RSUs; Dr. Joyce F. Brown, 6,117 RSUs; Victor Herrero, 6,117 RSUs; Robert L. Johnson, 6,117 RSUs; Patti Ongman, 6,117 RSUs; Laura Pomerantz, 6,117 RSUs; Michael Shaffer, 7,294 RSUs; Cheryl Vitali, 6,117 RSUs; Richard White, 8,470 RSUs; and Andrew Yaeger, 6,117 RSUs.

(3)	In fiscal 2026, our Compensation Committee granted each of our non-employee directors then serving on the Board (Thomas Brosig, Dr. Joyce F. Brown, Victor Herrero, Robert L. Johnson, Patti Ongman, Laura Pomerantz, Michael Shaffer, Cheryl Vitali, Richard White and Andrew Yaeger) RSUs that enable each of them to receive up to 6,117 shares of our Common Stock, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted an additional 2,353 RSUs to Richard White in recognition of his service as Lead Independent Director, an additional 1,177 RSUs to Michael Shaffer in recognition of his service as Chair of the Audit Committee and an additional 706 RSUs to Thomas J. Brosig in recognition of his service as Chair of the Nominating and Corporate Governance Committee. All of these awards became effective after each director’s election to the Board at the 2025 Annual Meeting and vest on the first anniversary of the date of the 2025 Annual Meeting. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the date of the 2025 Annual Meeting, which constitutes the grant date fair value computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2026.

(4)	Robert L. Johnson has decided not to stand for reelection at the 2026 Annual Meeting.

(5)	Laura Pomerantz has decided not to stand for reelection at the 2026 Annual Meeting.

2026 PROXY STATEMENT / 55

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the eleven persons named below to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

Set forth below is information provided by each director and director nominee with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.

DIRECTOR NOMINEES

MORRIS GOLDFARB Chairman of the Board and Chief Executive Officer, G-III	Age: 75 Director since: 1974 Committees: • None

Morris Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974.

Qualifications

Morris Goldfarb has significant knowledge of all facets of our company. His long history with G-III, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

SAMMY AARON Vice Chairman and President, G-III	Age: 66 Director since: 2005 Committees: • None

Sammy Aaron has served as Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005 and President since September 2016.

Qualifications

Sammy Aaron has over 35 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.

THOMAS J. BROSIG Owner and Chief Financial Officer, McMurphy Homes, LLC Independent	Age: 76 Director since: 1992 Committees: • Compensation • Nominating and Corporate Governance

Thomas J. Brosig is currently an owner and Chief Financial Officer of McMurphy Homes, LLC, a residential home building contractor in Mississippi. From January 2017 until June 2020, Thomas J. Brosig was President of Nikki Beach Worldwide and President and Chief Executive Officer of Penrod’s Restaurant Group. From 2013 to 2016, Thomas J. Brosig was a strategic business consultant. Thomas J. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Thomas J. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. He served as a director of Griffon Corporation from 2015 to 2023.

Qualifications

Thomas J. Brosig is an experienced business executive whose leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.

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Proposal No. 1 Election of Directors

DR. JOYCE F. BROWN President, Fashion Institute of Technology Independent	Age: 79 Director since: 2023 Committees: • Nominating and Corporate Governance

Dr. Joyce F. Brown has been President of Fashion Institute of Technology (FIT) since 1998. She has over 40 years’ experience in public higher education. Before her position at FIT, she held a number of senior administrative posts at City University of New York (CUNY), including acting president of Bernard Baruch College and vice chancellor of the university. She was professor of counseling psychology at the Graduate School and University Center of CUNY, where she is currently a professor emerita. Dr. Brown also served as a New York City deputy mayor for public and community affairs during the David Dinkins administration.

Dr. Brown also serves as president of The FIT Foundation, an advisory and support body to FIT. She served as a director of Ralph Lauren Corporation from 2001 to 2020.

Qualifications

Dr. Brown has had a long and distinguished career as a leader of a premier institution involved in the fashion and apparel industries and brings her expertise and experience to the benefit of our Board.

JEFFREY GOLDFARB Executive Vice President, G-III	Age: 49 Director since: 2009 Committees: • None

Jeffrey Goldfarb has been our Executive Vice President since June 2016. From 2004 to June 2016, Jeffrey Goldfarb served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Jeffrey Goldfarb is also licensed as an attorney.

Qualifications

Jeffrey Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.

2026 PROXY STATEMENT / 57

Proposal No. 1 Election of Directors

VICTOR HERRERO Co-Chief Executive Officer, Viva Goods Company Limited Independent	Age: 57 Director since: 2019 Committees: • Audit

Victor Herrero was appointed Co-Chief Executive Officer of Viva Goods Company Limited in June 2025, Victor Herrero was Chief Executive Officer and Director of Lovisa Holdings, Ltd, an Australian public company engaged in the retail sale of fashion jewelry and accessories, from October 2021 through May 2025. Victor Herrero was Chief Executive Officer and Executive Chairman of Clarks, an international shoe manufacturer and retailer from March 2021 to October 2021. Victor Herrero was Chief Executive Officer and a Director of Guess?, Inc., the global lifestyle brand, from August 2015 to February 2019. Prior to joining Guess?, starting in 2003, he spent more than 12 years at Inditex Group, a large fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius, holding several senior executive roles. Victor Herrero also currently serves on the board of directors of (i) Maisons du Monde, a Euronext Paris listed public company in France, and (ii) Viva Goods Company Limited, a Hong Kong exchange public company in Hong Kong. Victor Herrero served on the board of directors of Clarks from 2019 to 2021 and Global Fashion Group, a Xetra-listed company in Germany, from 2019 to 2023.

Qualifications

Victor Herrero’s extensive business experience in Europe and Asia, two of the areas in which we are expanding our business, and his experience and operational knowledge in the retail and apparel industries are of great value to us.

PATTI H. ONGMAN Independent Retail Consultant and Former Chief Merchandising Officer - Macy’s Independent	Age: 70 Director since: 2022 Committees: • Compensation

Patti H. Ongman is an independent retail consultant and serves as an external advisor to a leading international consulting company. Patti H. Ongman served in various capacities with Macy’s Inc. from 1979 until her retirement from Macy’s in February 2021. Most recently she served as Chief Merchandising Officer for Macy’s from January 2019 to February 2021 where she led Macy’s merchandising strategy including merchandise planning, financial planning, product development and pricing. She was also involved in the combination of retail stores with the digital business at Macy’s. Prior to that, she served in several leadership roles within Macy’s including Chief Planning Officer, Executive Vice President of Omni Channel Strategy, Regional Director of Stores, and various other merchandising roles.

She is a director of New Yorkers for Children (NYFC), where she serves on the Audit Committee. NYFC ensures and protects the safety and well-being of NYC’s children, with a focus on youth transitioning out of foster care.

Qualifications

Patti H. Ongman’s extensive omni-channel retail operations experience, along with her merchandising, financial planning and product development experience, provides valuable insight and perspectives to our Board.

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Proposal No. 1 Election of Directors

MICHAEL SHAFFER Retired Executive Vice President, Chief Operating and Financial Officer, PVH Corp. Independent	Age: 63 Director since: 2023 Committees: • Audit Financial Expert Other Current Public Company Boards: • Torrid Holdings Inc.

Michael Shaffer is currently retired. Michael Shaffer was Executive Vice President, Chief Operating and Financial Officer of PVH Corp. from May 2006 to October 2021 where he oversaw the retail division, treasury, corporate finance, information technology and logistics services. Michael Shaffer joined PVH Corp. in 1990 and held numerous positions in its wholesale and retail divisions. Prior to joining PVH Corp., Michael Shaffer served as a Senior Auditor at Deloitte & Touche LLP. He has more than 30 years of diverse financial management and executive leadership experience in the apparel and financial industries. Michael Shaffer is currently a director of Torrid Holdings Inc. (NYSE: CURV). Michael Shaffer served on the Board of Directors of (i) The Children’s Place from 2023 through 2024 and (ii) Build-A-Bear Workshops from 2014 through 2019.

Qualifications

Michael Shaffer’s extensive knowledge and experience in both financial and business operations in the retail and apparel industries is of great value to us.

CHERYL VITALI Retired Global President, L’Oreal’s American Luxury Brands Independent	Age: 65 Director since: 2011 Committees: • Nominating and Corporate Governance

Cheryl Vitali is currently retired. Cheryl Vitali was employed by L’Oréal for 22 years and served in various capacities. She was Global President of L’Oréal’s American Luxury Brands from 2020 to 2023 overseeing the global brand equity and brand strategy for Kiehl’s, Urban Decay, IT Cosmetics and Clarisonic. Prior to that, she was the General Manager for the Kiehl’s Worldwide division of L’Oréal for ten years. Other positions with L’Oréal included serving as Senior Vice President-Marketing for the Lancôme brand from 2009 to 2010 and for the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oréal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company, and Procter and Gamble. Cheryl Vitali served on the Board of Directors of (i) Wilsons Leather from 2000 through 2024 and (ii) Autism Speaks from 2018 through 2023.

Qualifications

Cheryl Vitali is an experienced business executive with significant retail, marketing and consumer product and branding expertise that is of great benefit to our Board.

2026 PROXY STATEMENT / 59

Proposal No. 1 Election of Directors

RICHARD WHITE Chief Executive Officer, Aeolus Capital Group LLC Independent	Age: 72 Director since: 2003 Committees: • Audit • Compensation • Nominating and Corporate Governance Financial Expert Lead Independent Director

Richard White has been Chief Executive Officer of Aeolus Capital Group LLC, a financial and strategic management advisory firm, since May 2017. From June 2004 until April 2017, Richard White was a Managing Director and head of the Private Equity and Special Investments Department of Oppenheimer & Co. Inc. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC. From 1997 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, the successor to Oppenheimer & Co., Inc. by acquisition. From 1985 until 1997, Richard White was a Managing Director of and a General Partner in Oppenheimer & Co., Inc., the predecessor firm to CIBC World Markets. From 2004 until May 2020, Richard White was a director of Escalade Inc., a manufacturer, importer and distributor of sporting goods. From 2017 to February 2023, Richard White served as a director of PARTS iD, Inc., formerly Legacy Acquisition Corp. Richard White previously served as a director of G-III from November 1991 to July 1993.

Qualifications

Richard White has been a high-level participant in private equity investing and investment banking and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board. Richard White is also a Certified Public Accountant.

ANDREW YAEGER Global Head of Strategic Equity Transactions Group, Jefferies Financial Group Inc. Independent	Age: 48 Director since: 2023 Committees: • Audit Financial Expert

Andrew Yaeger has been the Global Head of Jefferies’ Strategic Equity Transactions Group since 2021. From 2004 until 2021, Andrew Yaeger held various leadership roles within Deutsche Bank, including Global Head of the Strategic Equity Transactions Group. Prior to that position, he held key positions in the Equity Capital Markets group of Deutsche Bank in the U.S., as well as in their Structuring Group that worked across equity, credit, interest rates and foreign currencies. Prior to Deutsche Bank, he worked at Bear Stearns in investment banking and derivatives for five years.

Qualifications

Andrew Yaeger’s extensive knowledge and experience in capital markets, strategic transactions and financing is of great value to us.

 Committee Chair

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.

The Board of Directors deems the election as directors of the eleven nominees listed above to be in the best interests of G-III and our stockholders and recommends a vote FOR their election.

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PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2023 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation.

The “Say on Pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our stockholders and have conducted extensive stockholder outreach to actively solicit input that helped shape the Compensation Committee’s design of our company’s executive compensation program. To the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the stockholders’ concerns, and the Board and Compensation Committee will evaluate whether any additional actions are necessary to address those concerns. The Compensation Committee considers the results of the say on pay vote as part of its decision-making process and is committed to remain responsive to stockholder priorities, with the goal of earning consistent high levels of stockholder support. More broadly, as demonstrated by our continuing, active outreach to our stockholders, we value their opinions on executive compensation, as expressed not only in their Say on Pay votes but in our dialogues throughout the year. For more information with respect to our response to input from our stockholders, see the headings “Our Stockholder Outreach Initiative” and “Our ‘Say on Pay’ Results Last Year and Our Response” contained in “Compensation Discussion and Analysis”.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2026 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.

The Board of Directors deems Proposal No. 2 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

2026 PROXY STATEMENT / 61

PROPOSAL NO. 3 APPROVAL OF OUR AMENDED 2023 LONG-TERM INCENTIVE PLAN

General Information

In 2023, our Board of Directors and stockholders adopted the G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan (the “2023 Plan”). This year, our stockholders are being asked to approve an amendment to the 2023 Plan to increase the number of shares that may be issued under the 2023 Plan by 2,500,000 shares, to 5,300,000 shares of Common Stock, as set forth in this Proposal No. 3. Our Board of Directors adopted this amendment to the 2023 Plan on April 30, 2026, subject to approval by our stockholders at our Annual Meeting.

The 2023 Plan allows us to make various forms of equity- and cash-based incentive compensation awards to our officers, employees, non-employee directors and other eligible personnel. These awards are integral to our ability to attract and retain highly-skilled personnel who are in great demand in the market. The 2023 Plan offers participants an opportunity to obtain equity ownership in our company, increasing their personal involvement with our future. The 2023 Plan also allows us to connect compensation opportunities to the achievement of important short and long-term financial and strategic objectives.

The Board believes long-term equity and other forms of incentive compensation are necessary and critical components of our overall compensation program. Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain and reward key employees. Equity awards are commonly used by companies our size, and the ability to provide competitive grants is essential to competing for talent in the highly competitive apparel industry. Therefore, we believe it is imperative to provide long-term incentive awards as a component of our compensation program. We will continue to seek an appropriate balance between meeting employee hiring, retention, and compensation goals and avoiding excessive stockholder dilution.

In determining the number of shares to be requested, our Compensation Committee, which recommended the amendment to the Board, considered the overhang created by the 2023 Plan, our historical three-year burn rate and the views of stockholders and proxy advisory firms.

The proposed increase of 2,500,000 shares authorized under the 2023 Plan represents 5.9% of our Common Stock outstanding (excluding shares held in treasury) as of the record date. On that date, the reported closing price per share of our Common Stock on the Nasdaq Global Select Market was $29.50 per share.

As of April 16, 2026, the overhang created by the 2023 Plan increases from 6.6% to a projected total of 12.6%, assuming the new share request is approved by our stockholders, as shown below. The Board views this level of overhang as reasonable and moderate, given the important role equity ownership plays in attracting and retaining employees.

	Number of Shares	Percentage of Shares
	of Common Stock	Outstanding on the
	on the Record Date	Record Date
Outstanding Awards	2,200,523	5.2%
Available for Future Grant	599,477	1.4%
Current Overhang	2,800,000	6.6%
New Share Request	2,500,000	5.9%
Projected Overhang	5,300,000	12.6%

The Board of Directors discusses succession planning at every meeting. The continued retention of the next generation of senior leadership is one of the Board’s highest priorities. Accordingly, in fiscal 2026, the Compensation Committee approved targeted retention grants of RSUs with 5-year cliff vesting to Jeffrey Goldfarb and Dana Perlman as well as to other senior executives in the aggregate of 378,062 shares. The retention grants were entirely focused on the succession of our next generation of leadership who will continue to drive the performance of our business. Additionally, in fiscal 2024, our Chairman and CEO was granted a one-time performance-based equity retention award contingent on TSR performance and a 3-year cliff vesting requirement in connection with the renegotiation of his employment contract.

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Proposal No. 3 Approval of Our Amended 2023 Long-Term Incentive Plan

Annual share usage, or burn rate, under the 2023 Plan for the current fiscal year and last two fiscal years is shown below:

	Fiscal 2026	Fiscal 2025	Fiscal 2024	3-Year Average
Regular Annual Long-Term Incentive Grants	856,971	810,561	902,528	856,687
Weighted Average Common Shares Outstanding	42,734,000	44,450,000	45,859,000	44,347,667
Burn Rate (1)	2.01%	1.82%	1.97%	1.93%
Retention Grants (2)	378,062	-	700,000	359,354
Burn Rate (3)	2.89%	1.82%	3.49%	2.74%

(1)	Calculated by dividing the number of shares granted for regular long-term incentive awards, excluding retention awards, during each fiscal year by the basic weighted average number of shares of Common Stock outstanding for that fiscal year.

(2)	Includes (i) in fiscal 2026, targeted retention grants of RSU awards with 5-year cliff vesting granted to Jeffrey Goldfarb and Dana Perlman as well as to other senior executives and (ii) in fiscal 2024, a one-time performance-based equity award contingent on TSR performance and a 3-year cliff vesting granted to Morris Goldfarb in connection with the renegotiation of his employment contract.

(3)	Calculated by dividing the total number of shares granted during each fiscal year by the basic weighted average number of shares of Common Stock outstanding for that fiscal year.

During this period, G-III repurchased 5,966,676 shares of Common Stock.

The 2023 Plan contains provisions that support stockholder interests and demonstrate good governance practices:

●	The 2023 Plan allows us to grant various forms of equity- and cash-based incentive compensation opportunities, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and performance-based stock or cash awards and, in turn, provide our Compensation Committee with sufficient flexibility to structure appropriate incentives and respond to market-competitive changes in compensation practices.
●	There is no “evergreen” provision for automatically replenishing the authorized pool of shares available for awards under the 2023 Plan.
●	The 2023 Plan prohibits repricing options and stock appreciation rights without stockholder approval.
●	Grants of discounted stock options with exercise prices set below the fair market value of our Common Stock on the date of grant are prohibited.
●	Under the 2023 Plan, our Named Executive Officers are required to hold for at least one year 50% of any shares they acquire upon exercise of stock options or stock appreciation rights, determined on a net basis after accounting for any shares withheld to pay taxes and/or the exercise price.
●	Shares repurchased by us on the open market with proceeds from the exercise of stock options may not be returned to the pool of shares available for awards under the 2023 Plan.
●	Awards of equity are subject to a minimum vesting period of one year, except in the very limited circumstance when an award is granted in connection with a participant voluntarily giving up the contractual right to a cash bonus.
●	Awards made under the 2023 Plan are subject to our executive incentive compensation clawback policies.
●	Our Compensation Committee grants performance-based awards to our Named Executive Officers and other members of senior management under the 2023 Plan and has determined that 60% of the grants made to our Chief Executive Officer and to our Vice Chairman will be performance-based.
●	The 2023 Plan does not contain liberal share-counting rules.

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Proposal No. 3 Approval of Our Amended 2023 Long-Term Incentive Plan

REASONS FOR STOCKHOLDER APPROVAL

The Board seeks stockholder approval of the amendment to the 2023 Plan described above in order to meet the requirements of the Nasdaq Global Select Market, on which our shares are listed. Approval of the proposed amendment to the 2023 Plan will allow us to continue to grant equity incentives which have become an indispensable part of our compensation program. We also believe it is important to have sufficient shares available in order for us to be able to grant stock awards in lieu of annual cash incentives in the future. If the amendment is not approved, the Board believes we could face serious challenges to our ability to attract and retain management, non-employee directors and other key personnel which would adversely affect our business.

In short, the Board believes strongly that approval of the amendment to the 2023 Plan described above will serve the best interests of G-III and our stockholders and that, if the amendment to the 2023 Plan is not approved, our business and the interests of our stockholders will be harmed. If the proposed amendment is not approved by our stockholders, the 2023 Plan will remain in effect in its present form.

SUMMARY OF MATERIAL CHANGES

The amendment approved by the Board would increase the number of shares of Common Stock that may be issued under the 2023 Plan by 2,500,000 shares to 5,300,000 shares.

Summary of the 2023 Plan

A general description of the principal terms of the 2023 Plan adopted by the Board is set forth below. This description does not purport to be a complete description of all the provisions of the 2023 Plan and is qualified in its entirety by reference to the full text of the 2023 Plan, as amended (including the amendment described in this Proposal No. 3), set forth in Appendix A.

TYPES OF AWARD; ELIGIBILITY

The 2023 Plan enables us to grant nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other forms of equity-based awards and performance-based cash incentive awards to our and any of our subsidiaries’ employees, non-employee directors, consultants, independent contractors and other service providers and to grant “incentive stock options” (within the meaning of Section 422 of the Code) to our and any of our subsidiaries’ employees. We estimate that the total number of eligible persons currently is approximately 4,900; a total of 140 employees and directors hold outstanding equity awards under our 2023 Plan.

AUTHORIZED SHARES; SHARE-COUNTING RULES

We would be able to issue up to 3,099,477 shares of our Common Stock (including authorized shares remaining under the 2023 Plan prior to this amendment) pursuant to new awards made under the 2023 Plan, subject to the following share-counting rules:

●	The total number of shares covered by an award of stock appreciation rights that is settled in shares (and not just the number of shares issued in settlement of the award) will be deemed to have been issued;
●	Shares that are used or withheld to satisfy the exercise price or tax withholding obligations under an award will be deemed to have been issued under the 2023 Plan and will not be available for issuance under future grants;
●	Shares purchased by us with cash received from the exercise of an option will not be available for awards made under the 2023 Plan;
●	The total number of shares covered by awards issued after August 18, 2023 and before the 2023 Plan was approved by our stockholders were deemed to have been issued under the 2023 Plan and reduces the shares available under the 2023 Plan;
●	If G-III or one of our subsidiaries acquires or combines with another company that has a pre-existing plan that was not adopted in connection with such acquisition or merger, then the shares available under such pre-existing plan

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(after making any appropriate adjustments as a result of the transaction) will be available for issuance under the 2023 Plan without reducing the number of shares otherwise available under the 2023 Plan, as long as such shares are issued to individuals who were not employed by or providing services to G-III or our subsidiaries immediately prior to such transaction and as long as the awards covering such shares are issued before such pre-existing plan otherwise would have expired; and
●	The following shares will be deemed not to have been issued and will remain available for issuance under new awards:
(a)	shares covered by an option or stock appreciation right that is forfeited or otherwise terminated or canceled for any reason other than exercise;
(b)	shares covered by restricted stock, restricted stock unit or other awards that are forfeited;
(c)	shares covered by an award that is settled in cash or that otherwise terminates without shares being issued; and
(d)	shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company or a combination with another company.

ADJUSTMENTS FOR CAPITAL CHANGES

In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend or other capital change involving the outstanding shares of our Common Stock, the aggregate number of shares that may be issued under the 2023 Plan, the number, class and exercise price of shares covered by outstanding awards and performance goals expressed in or with respect to shares will be subject to equitable adjustment in order to avoid undue dilution or enlargement of the benefits available under the 2023 Plan and any outstanding awards.

ADMINISTRATION

In general, the Compensation Committee of the Board, acting in its discretion, has full authority and responsibility for administering the 2023 Plan. Subject to the terms of the 2023 Plan, the Compensation Committee may select the persons who will receive awards, determine the types of awards to be granted and prescribe the terms and conditions of such awards. The Compensation Committee is also responsible for construing, interpreting and applying the provisions of the 2023 Plan and of any award made under the 2023 Plan, and its decisions and determinations are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the 2023 Plan, unless attributable to fraud or willful misconduct.

VESTING LIMITATIONS

The Compensation Committee does not have the authority to accelerate the vesting of an outstanding award by reason of a participant’s termination of employment unless either (a) the termination is in connection with a change in control of our company (as defined in the 2023 Plan) or on account of the participant’s death, disability or retirement, or (b) the termination occurs for any other reason and the aggregate number of shares the Company may issue by reason of such acceleration of vesting under this clause (b) does not exceed 5% of the total number of shares that may be issued under the 2023 Plan. In addition, all share-based awards granted by the Compensation Committee must provide a vesting condition of at least one year, except in the very limited circumstance when an award is granted in connection with a participant voluntarily giving up the contractual right to a cash bonus.

STOCK OPTIONS

The Compensation Committee may grant stock options under the 2023 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. Stock options granted under the 2023 Plan may be classified as “incentive stock options” (within the meaning of Section 422 of the Code) or as nonqualified stock options (i.e., options which do not qualify as “incentive stock options”). The exercise price of any stock option granted under the 2023 Plan must be at least equal to the fair market value of our Common Stock on the date the option is granted (110% of fair market value in the case of “incentive stock options” granted to ten percent stockholders). The maximum term of an option granted under the 2023 Plan is ten years (five years in the case of “incentive stock options” granted to ten percent stockholders (as defined in the 2023

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Proposal No. 3 Approval of Our Amended 2023 Long-Term Incentive Plan

Plan).  Our Named Executive Officers are required to hold for at least one year 50% of any shares they acquire upon exercise of stock options, determined on a net basis after accounting for any shares withheld to pay taxes and/or the exercise price.

STOCK APPRECIATION RIGHTS

The Compensation Committee may grant stock appreciation rights under the 2023 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. A stock appreciation right allows the participant to receive payment, in cash and/or shares of our Common Stock, equal to the difference between the fair market value of our Common Stock on the date the stock appreciation right is exercised, and the base price specified in the award. The base price must be at least equal to the fair market value of our Common Stock on the date the stock appreciation right is granted. The maximum term of a stock appreciation right granted under the 2023 Plan is ten years. Our Named Executive Officers are required to hold for at least one year 50% of any shares they acquire upon exercise of stock appreciation rights, determined on a net basis after accounting for any shares withheld to pay taxes.

RESTRICTED STOCK

The Compensation Committee may grant restricted stock awards under the 2023 Plan, pursuant to which shares of our Common Stock are issued to the participant subject to specified vesting and other terms and conditions. In general, the holder of restricted shares will have all of the rights of a stockholder with respect to such shares. Dividends on restricted shares will be subject to the same vesting, forfeiture and payment terms and conditions that apply to the restricted shares. In general, if the recipient of a restricted stock award terminates employment or service, any unvested shares will be forfeited.

RESTRICTED STOCK UNITS

The Compensation Committee may grant restricted stock units under the 2023 Plan. Restricted stock units represent the right to receive shares of our Common Stock in the future, subject to specified vesting and other terms and conditions. Vested restricted stock units may be settled in cash and/or shares of our Common Stock. The holder of restricted stock units may not vote the underlying shares before the units become vested and the shares are issued. The Compensation Committee may provide for the crediting of dividend equivalents with respect to restricted stock units (based upon dividends paid to our stockholders), subject to applicable vesting and payment conditions. In general, if the recipient of restricted stock units terminates employment or service, any unvested restricted stock units (and related dividend equivalents, if any) will be forfeited.

OTHER FORMS OF STOCK AWARD; PERFORMANCE-BASED CASH INCENTIVE AWARDS

The Compensation Committee may grant other forms of awards under the 2023 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, shares of our Common Stock, including, for example, performance share awards, performance unit awards, stock bonus awards and dividend equivalent awards. Any such other awards will be settled in the form of cash and/or shares of our Common Stock and will be subject to the provisions of the 2023 Plan and any vesting and other terms and conditions prescribed by the Compensation Committee. In addition, the 2023 Plan authorizes the Compensation Committee to make annual and/or long-term cash incentive awards that are contingent on the achievement of pre-established performance goals and such other terms and conditions as the Compensation Committee may prescribe.

PERFORMANCE AWARDS AND METRICS

The 2023 Plan includes the following list of criteria on which performance goals for performance awards under the 2023 Plan may be based:

(a)	revenues on a corporate or product by product basis, gross profit or gross profit growth;
(b)	earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items;
(c)	net income or net income per common share (basic or diluted);

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(d)	return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales or return on equity;
(e)	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;
(f)	economic value created or added;
(g)	operating margin or profit margin;
(h)	expense or costs targets;
(i)	objective measures of customer satisfaction;
(j)	working capital targets;
(k)	inventory control;
(l)	debt targets;
(m)	implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or
(n)	share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).

TRANSFERABILITY OF AWARDS

In general, awards made under the 2023 Plan may not be transferred or assigned, except under certain circumstances as may be permitted by the Compensation Committee.

RECOUPMENT OF AWARDS

The 2023 Plan provides that shares and/or cash distributed pursuant to awards made under the 2023 Plan are subject to our incentive compensation clawback policies as in effect from time to time and, as applicable, the clawback requirements of Section 954 of the Dodd-Frank Act and of the Nasdaq rules.

NO REPRICING OF AWARDS

Without the approval of our stockholders, we may not (a) reduce the exercise price of options or stock appreciation rights, (b) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with a lower exercise price or (c) cancel options or stock appreciation rights in exchange for cash or securities at a time when the per share exercise price is higher than the per share fair market value of our Common Stock.

PAYMENT OF EXERCISE PRICE AND TAX WITHHOLDING

In general, the exercise price under a stock option and tax withholding obligation resulting from the exercise or settlement of an award may be satisfied in cash and/or in such other ways as the Compensation Committee may permit. If the withholding obligation is satisfied by the participant’s delivery of previously-owned shares or by our issuing a net amount of shares pursuant to which we hold back shares that would otherwise be issued in connection with such settlement the amount of tax covered by share withholding must be based on a rate that is not less than the minimum applicable withholding rate and may be based on a rate that does not exceed the maximum individual statutory rate in the Participant’s applicable tax jurisdiction(s).

CHANGE IN CONTROL

If, in connection with a “change in control” (as defined in the 2023 Plan), existing awards are continued or converted into substantially equivalent awards of the successor company, then the existing or substitute awards will generally remain governed by their respective vesting and other terms and conditions, except that (a) any performance-based earnout condition will be deemed to have been satisfied at the greater of the target level or the level that would have been attained if the pre-Change in Control performance had continued at the same rate through the end of the performance period (unless the Compensation Committee determines in the award agreement to measure performance based on actual performance through the change-in-control date), and (b) vesting of the awards will accelerate and any post-change in control performance conditions will be deemed satisfied at the maximum level (unless the Compensation Committee determines in the award agreement to measure performance based on actual performance through the termination date) if, within two

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years after the change in control, the participant’s employment terminates by reason of death, or is terminated by the successor company without “cause” or by the participant for “good reason” (as those terms are defined in the 2023 Plan). If an existing award is not continued, assumed or converted into a substantially similar award upon a change in control, then any performance-based earnout condition will be deemed to have been satisfied at the maximum level (unless the Compensation Committee determines in the award agreement to measure performance based on actual performance through the change-in-control date), the award will be deemed to be fully vested immediately prior to the change in control and, to the extent not previously exercised or settled, the award will be canceled at the time of the change in control in exchange for the right to receive the change in control transaction value of the award.

AMENDMENT AND TERMINATION

The Board may amend or terminate the 2023 Plan, provided such action does not have an adverse effect on any then outstanding awards. Amendments to the 2023 Plan will be subject to stockholder approval if such approval is necessary in order to satisfy applicable legal or stock exchange listing requirements. Stock exchange rules generally require stockholder approval of increases in the shares reserved under a plan or other material modifications, but such rules do not require that all amendments be submitted to stockholders. Therefore, it is possible that the 2023 Plan could be amended in ways that increase the cost to us without further stockholder approval.

TERM OF THE 2023 PLAN

Our stockholders approved the 2023 Plan at our Special Meeting held on October 10, 2023. The 2023 Plan will terminate on the tenth anniversary of the date of its approval by our stockholders.

CERTAIN U.S. INCOME TAX CONSEQUENCES

Set forth below is a brief summary of material U.S. federal income tax consequences applicable to awards made under our 2023 Plan. This discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the 2023 Plan.

◾	NONQUALIFIED STOCK OPTIONS

A nonqualified stock option is an option that does not qualify as an “incentive stock option” under Section 422 of the Code. The grant of a nonqualified stock option is not a taxable event. In general, a participant who exercises a nonqualified stock option will realize ordinary income on the date the option is exercised equal to the excess of the value of the shares acquired on that date over the option exercise price paid for the shares, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. In general, the participant’s tax basis in the shares will be equal to the value of the shares on the date the option is exercised, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	INCENTIVE STOCK OPTIONS

In general, no taxable event will occur upon either the grant or exercise of an option that qualifies as an “incentive stock option” under Section 422 of the Code (although the exercise may have alternative minimum tax consequences to the participant). A participant will realize taxable income (or loss) when shares acquired upon the exercise of an “incentive stock option” are subsequently sold. If the participant sells the shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a tax deduction. If the participant sells the shares before the end of either of those two holding periods, any gain realized on the sale will be taxable as ordinary income to the extent that the value of the shares on the date the option is exercised exceeds the option exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a tax deduction equal to any ordinary income realized by the participant upon the sale of the shares, subject to the limitations of Section 162(m) of the Code.

◾	STOCK APPRECIATION RIGHTS

The grant of a stock appreciation right is not a taxable event. In general, a participant will realize ordinary income when a stock appreciation right is exercised, equal to the value of the shares of our Common Stock and/or the amount of cash

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received by the participant in connection with such exercise, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis in any shares received upon exercise will be equal to the exercise-date value of the shares received, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	RESTRICTED STOCK

In general, a participant who receives shares of restricted stock will not realize taxable income unless and until the shares become vested, at which time the participant will realize ordinary income equal to the then fair market value of the vested shares and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to their fair market value on the vesting date and, upon a subsequent sale of the vested shares, the participant will realize long- or short-term capital gain, depending on whether the sale occurs more than one year after the vesting date (when ordinary income was realized). A participant may make an early income election within 30 days after he or she receives shares of restricted stock, in which case the participant will realize ordinary income on the date the shares are received equal to the fair market value of the shares on that date (determined without regard to the restrictions), and we would be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. If an early income election is made, no income would be realized if and when the shares become vested and, upon a subsequent sale of the shares, any gain or loss will be treated as long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the date the shares were issued to the participant (in the form of restricted shares).

◾	RESTRICTED STOCK UNITS AND OTHER AWARDS

In general, a participant who receives shares of our Common Stock and/or cash in settlement of a restricted stock unit or performance share unit award will realize ordinary income equal to the then value of the shares and/or cash he or she received, and we will have a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. Similarly, if a participant receives cash and/or shares pursuant to a performance unit, performance share or other form of award under the 2023 Plan, then, in general, the participant will realize ordinary income upon such receipt equal to the then fair market value of the shares and/or the amount of cash received, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis in any such shares received will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	WITHHOLDING

We have the right to deduct or withhold, or require a participant to remit to us, any amounts sufficient to satisfy applicable tax withholding requirements arising in connection with the exercise, vesting, lapse of restrictions or other taxable event pertaining to any awards made under the 2023 Plan. The Compensation Committee may, at the time the award is granted or thereafter, require or permit any such withholding requirement to be satisfied, in whole or in part, by delivery of, or withholding from the award, shares. If shares of our Common Stock to be issued pursuant to awards under the 2023 Plan are withheld to satisfy the participant’s tax withholding obligations, the withholding must be based upon a tax rate that is no less than the minimum applicable withholding rate and up to the maximum applicable withholding rate.

NEW PLAN BENEFITS

Future grants under the 2023 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable, other than annual equity grants of PSUs and RSUs that will be granted to Morris Goldfarb and Sammy Aaron, pursuant to their respective employment agreements. In addition, benefits under the 2023 Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the 2023 Plan.

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Proposal No. 3 Approval of Our Amended 2023 Long-Term Incentive Plan

Vote Required

Approval of the amendment to the 2023 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors deems Proposal No. 3 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Ernst & Young LLP, G-III’s independent registered public accounting firm.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”

REVIEW OF AUDITED FINANCIAL STATEMENTS

The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2026 as prepared by management and audited by Ernst & Young LLP and has discussed these financial statements with management. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

RECOMMENDATION

In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2026 be included in G-III’s Annual Report on Form 10-K for that fiscal year.

Audit Committee

Michael Shaffer, Chairman
Victor Herrero
Richard White
Andrew Yaeger

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PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2026	2025
Audit fees	$4,749,000	$4,224,000
Audit-related fees	485,000	389,000
Tax fees	1,240,000	798,000
All other fees	-	5,000
Total	$6,474,000	$5,416,000

AUDIT FEES

Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and statutory audits of foreign subsidiaries during each fiscal year.

AUDIT-RELATED FEES

In fiscal 2026, audit-related fees included financial due diligence procedures performed with respect to a potential strategic opportunity that did not come to fruition. In fiscal 2025, audit-related fees included financial due diligence procedures performed with respect to the All We Wear Group (AWWG) acquisition.

TAX FEES

Tax fees include services related to U.S. federal, state and local and international tax compliance, assistance with tax audits, tax advice and tax planning. These services also included services related to sales and use tax administration, transfer pricing studies and assistance on miscellaneous international tax issues. Additionally, in fiscal 2026, tax fees included financial due diligence procedures performed with respect to a potential strategic opportunity that did not come to fruition.

ALL OTHER FEES

All other fees include services related to an accounting research tool.

review and approval of services and fees

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services, which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

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PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027. Ernst & Young LLP has served as our auditors since 2000. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2026. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such person desires to do so and is expected to be available to respond to appropriate questions from stockholders.

The Board of Directors deems Proposal No. 4 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had in effect for many years a Code of Ethics and Conduct that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and Conduct and for reviewing related party transactions. In addition, our Board of Directors has adopted a written Related Party Transactions Policy. The Policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this Policy. However, our Policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in this Proxy Statement and our Audit Committee ratified the approval by our Compensation Committee.

Transactions with Employees

Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman and Chief Executive Officer and a director of G-III, is our Executive Vice President. Jeffrey Goldfarb has been employed by us since 2002 in several different capacities. He is also a member of our Board of Directors and a Named Executive Officer. His compensation for the fiscal year ended January 31, 2026 is discussed in the “Compensation Discussion and Analysis” and in the Fiscal 2026 Summary Compensation Table, other tables relating to equity awards and the related narrative disclosure above. His employment agreement and executive transition agreement are also described elsewhere in this Proxy Statement.

Transactions with AWWG

In fiscal 2025, we acquired an 18.7% ownership interest in AWWG and we are considered a related party of AWWG. We entered into an agreement for AWWG to be the agent for our DKNY, Donna Karan, and Karl Lagerfeld brands in Spain and Portugal. In connection with this agreement, we incurred commission, service and other fee expense of $6.9 million for fiscal 2026. As of January 31, 2026, we had $0.7 million due and payable to AWWG.

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STOCKHOLDER PROPOSALS

All stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2027 must be received by us no later than January 5, 2027 for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2027 (but not include such proposal in the Board of Directors’ Proxy Statement and form of proxy) must inform us no later than March 13, 2027. If notice is not provided by that date, the persons named in the proxy for the 2027 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2027 Annual Meeting. All notices should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the Proxy Statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of G-III shares which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a Proxy Statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. The proposing stockholder should also comply with the additional requirements of a proper notice under Rule 14a-19, which includes the statement that a dissident using the universal proxy rule intends to solicit 67% of the outstanding voting shares entitled to vote on the election of directors. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by clause (f) in the first sentence of the preceding paragraph.

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OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
May 5, 2026

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

G-III APPAREL GROUP, LTD.
ATTENTION: INVESTOR RELATIONS
512 SEVENTH AVENUE
NEW YORK, NEW YORK 10018

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APPENDIX A

G-III Apparel Group, Ltd.

Amended 2023 Long-Term Incentive Plan

(as proposed to be amended on June 11, 2026)

GENERAL

1.1 Purpose. The purpose of the Plan is to establish a vehicle through which the Company can provide equity-based and other incentive compensation opportunities in order to facilitate its ability to recruit, motivate, reward and retain qualified individuals who contribute or are expected to contribute to the success and growth of the Company.

1.2 Eligibility. Awards may be granted under the Plan to any employee or non-employee director of, and any consultant, independent contractor or other person who provides personal services to, the Company or any of its Subsidiaries, provided that Incentive Stock Options may be granted only to employees of the Company or its Subsidiaries and only if the Plan is approved by the Company’s stockholders within 12 months after the Plan is approved by the Board.

1.3 Types of Awards. Awards under the Plan may include, without limitation, Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, other Share-based Awards and performance-based Cash Incentive Awards, all as described in Articles 5 through 7 hereof.

ARTICLE 2

DEFINITIONS

2.1 “Award” means an award made to an eligible director, employee or consultant under the Plan.

2.2 “Award Agreement” means an agreement, in written or electronic form, between the Company and a Participant setting forth the terms and conditions of an Award.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” has the meaning set forth in Section 9.3(a).

2.5 “Change in Control” has the meaning set forth in Section 9.3(b).

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the Compensation Committee of the Board.

2.8 “Company” means G-III APPAREL GROUP, LTD., a Delaware corporation, and any successor thereto.

2.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10 “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares covered by the Option and, with respect to a SAR, the baseline price of the Shares covered by the SAR.

2.11 “Fair Market Value” means, as of any relevant date, (1) the closing price per Share on such date on the principal securities exchange on which the Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Board or the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe.

2.12 “Good Reason” has the meaning set forth in Section 9.3(c).

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2.13 “Incentive Cash Award” means a performance-based cash Award described in Section 7.2.

2.14 “Incentive Stock Option” or “ISO” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

2.15 “NEO” means the Company’s “named executive officers” as determined under Item 402(a) of Regulation S-K issued by the Securities and Exchange Commission.

2.16 “Option” means an option to purchase Shares granted pursuant to Section 5.1.

2.17 “Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.

2.18 “Performance Factors” means any of the factors listed in Section 8.2 that may be used in establishing performance goals for Awards.

2.19 “Plan” means the incentive plan set forth herein, as it now exists or is hereafter amended.

2.20 “Restricted Stock” means stock issued in the name of a Participant pursuant to Section 6.1, subject to applicable transfer restrictions and vesting and other conditions.

2.21 “Restricted Stock Unit” or “RSU” means a contingent right to receive Shares in the future that is granted pursuant to Section 6.1.

2.22 “Section 409A” means Section 409A of the Code.

2.23 “Shares” means shares of the Company’s common stock.

2.24 “Stock Appreciation Right” or “SAR” means a right to receive appreciation in the value of Shares that is granted pursuant to Section 5.2.

2.25 “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.

2.26 “Ten Percent Stockholder” means a person who owns or is deemed to own (under Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

ARTICLE 3

ADMINISTRATION

3.1 General. Except as specified herein or as otherwise determined by the Board, the Plan shall be administered by the Committee, the composition of which is governed by the Committee’s charter.

3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have the power and authority to select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan or of any Award; provided that the Committee may not accelerate the vesting of an outstanding award by reason of the termination of a Participant’s employment unless (a) such termination is in connection with a Change in Control or on account of the Participant’s death, disability or retirement, or (b) such termination occurs for any other reason, provided that the aggregate number of shares the Company may issue by reason of such acceleration of vesting under this clause (b) may not exceed 5% of the total number of Shares that may be issued under the Plan.

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3.3 Delegation of Authority. To the fullest extent authorized or permitted by applicable law, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Committee may (i) delegate to officers of the Company or any affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including the authority to grant Awards, as the Committee may determine, and (ii) delegate to any person or subcommittee (who may, but need not be members of the Committee) such Plan-related administrative authority and responsibilities as it deems appropriate. The Committee may not delegate its authority with respect to non-ministerial actions relating to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

3.4 Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

ARTICLE 4

SHARES SUBJECT TO THE PLAN; INDIVIDUAL AWARD LIMITS

4.1 Shares Issuable under the Plan. Subject to Section 4.2, up to 5,300,000 Shares shall be available for grant and issuance pursuant to Awards made under the Plan, any or all of which may (but need not) be issued pursuant to ISOs. For purposes of these limitations, (a) the total number of Shares covered by stock-settled SARs (and not just the number of Shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan, and (b) Shares covered and/or issued pursuant to an Award will again be available for grant and issuance pursuant to subsequent Awards to the extent such Shares are covered by or relate to (1) the unexercised portion of an Option or SAR that is forfeited or otherwise terminated or canceled for any reason other than exercise, (2) Restricted Stock Awards, RSU Awards or any other forms of Award that are forfeited, (3) subject to an Award that is settled in cash or that otherwise terminates without such Shares being issued, or (4) awards granted under a stockholder-approved plan that are assumed, converted or substituted as a result of the acquisition of another company by the Company or a combination of the Company with another entity. Shares that are used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations associated with the vesting or settlement of an Award will not be available for future grant and issuance under the Plan. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing. For the avoidance of doubt, Shares purchased by the Company in the open market with proceeds from a cash exercise of an Option may not be added to the pool of Shares otherwise available under the Plan.

4.2 Adjustments for Capital Changes. In the event of a split-up, spin-off, stock dividend, extraordinary cash dividend, recapitalization, consolidation of Shares, reverse stock split or other similar capital change, the number and class of Shares that may be issued under the Plan pursuant to Section 4.1, the number, class and/or Exercise Price (if any) of Shares subject to outstanding Awards and performance goals expressed in or with respect to Shares shall be equitably adjusted by and at the discretion of the Board or the Committee in order to prevent undue dilution or enlargement of the benefits available under the Plan or an outstanding Award, as the case may be, provided that the number of Shares subject to any outstanding Award shall always be a whole number. In furtherance of the foregoing, in the event of an “equity restructuring,” each outstanding Award that constitutes a “share-based payment arrangement” (as such terms are defined in FASB Accounting Standards Codification Topic 718) shall be adjusted pursuant to this Section.

4.3 Counting of Shares of An Acquired Company. In the event that a company acquired by the Company or any of its subsidiaries, or with which the Company or any of its subsidiaries combines, has shares available under a pre-existing plan approved by such entity’s stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may be used for Awards

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under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan), provided that Awards using such available Shares shall (i) not be made after the date that awards or grants could no longer have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its subsidiaries immediately prior to such acquisition or combination, and (ii) be made in respect of Incentive Stock Options only to the extent allowable under Section 422 of the Code.

4.4 Effect on the Prior Plan. Upon the Plan becoming effective, as described in Section 10.1, no further awards will be issued under the Company’s Amended 2015 Long-Term Incentive Plan, and no remaining shares available under such plan will become available under the Plan. Further, any awards granted under such plan after August 18, 2023 will reduce, on a one-for-one basis, the number of Shares available under the Plan.

ARTICLE 5

STOCK OPTIONS; STOCK APPRECIATION RIGHTS

5.1 Grant of Company Stock Options. The Committee may grant Options to Participants upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time an Option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. Each Option shall have a vesting period of at least one year from the date of grant, except when Options are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Each Option will be deemed not to be an ISO (a non-ISO) unless, at the time the Option is granted, the Committee specifically designates such Option as an ISO. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO for any reason, then the Option or the portion of the Option that does not so qualify will nevertheless remain outstanding and will be characterized as a non-ISO.

5.2 Grant of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights, or SARs, to Participants, either alone or in connection with the grant of an Option, upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. SARs shall have a minimum vesting period of one year from the date of grant, except when SARs are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Upon exercise, the holder of an SAR shall be entitled to receive cash and/or a number of whole Shares (as determined by the Committee) having a value equal to the product of X and Y, where--

X = the number of whole Shares as to which the SAR is being exercised, and

Y = the excess of (i) the Fair Market Value per Share on the date of exercise over (ii) the Exercise Price per Share covered by the SAR.

5.3 Exercise Price. The Committee shall determine the Exercise Price per Share under each Option and each SAR, provided that (a) the Exercise Price per Share shall be at least equal to the Fair Market Value per Share on the date the Option or SAR is granted; and (b) in the case of an ISO granted to a Ten Percent Stockholder, the Exercise Price per Share shall be at least equal to 110% of the Fair Market Value per Share on the date the ISO is granted.

5.4 Repricing and Reloading Prohibited. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) reduce the Exercise Price under outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with a lower Exercise Price; or (c) cancel outstanding Options or SARs in exchange for cash or other securities at a time when the per Share Exercise Price under such Options or SARs is higher than the Fair Market Value. The Committee may not grant an Option that includes a “reload”

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feature or make any other Awards that have the effect of providing a “reload” feature with respect to Shares used to satisfy the Option exercise price or applicable withholding tax.

5.5 Exercise Period of Options and SARs. The Committee may establish such vesting, forfeiture, expiration and other conditions as it deems appropriate (on a grant-by-grant basis) with respect to the exercisability of an Option or SAR; provided, however, that, unless sooner terminated in accordance with its terms, each Option and each SAR shall automatically expire on the tenth anniversary of the date the Option or SAR is granted (or, in the case of an ISO granted to a Ten Percent Stockholder, on the fifth anniversary of the date the ISO is granted).

5.6 Exercise of Options. A Participant may exercise an outstanding Option that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the Option that is being exercised and specifying the number of whole Shares to be purchased pursuant to such exercise, together with payment in full of the aggregate Exercise Price payable for such Shares and any applicable withholding taxes. The Exercise Price shall be payable in cash or by check or by any other means that the Committee may expressly permit, including, without limitation, (a) the Participant’s surrender of previously-owned Shares, (b) the Company’s withholding Shares that would otherwise be issued if the Exercise Price had been paid in cash, (c) payment pursuant to a broker-assisted cashless exercise program established and made available in accordance with applicable law, (d) any other method of payment that is permitted by applicable law, or (e) any combination of the foregoing. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1. Shares tendered or withheld for the payment of the exercise price of an Option will be credited on the basis of the Fair Market Value of such Shares on the date they are tendered or withheld pursuant to such exercise. A Participant who is a NEO must hold at least fifty percent (50%) of any Shares received upon exercise of an Option, determined net of any Shares withheld to satisfy taxes or the exercise price, for a period of at least one (1) year following the exercise of such Option.

5.7 Exercise of SARs. A Participant may exercise an outstanding SAR that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the SAR that is being exercised and specifying the number of whole Shares for which the SAR is being exercised, together with payment in full of any applicable withholding taxes attributable to such exercise. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1. A Participant who is a NEO must hold at least fifty percent (50%) of any Shares received upon exercise of a SAR, determined net of any Shares withheld to satisfy taxes, for a period of at least one (1) year following the exercise of such SAR.

5.8 Termination of Employment or Service. Unless the Committee determines otherwise at the time of grant, or thereafter if no rights of a Participant are thereby reduced, in the event of the termination of a Participant’s employment or service with the Company and its Subsidiaries, (a) the Participant will forfeit any then outstanding unvested Options or SARs, and (b) any then outstanding vested Option or SAR will remain outstanding for a period of at least 90 days (one year if such termination is due to the Participant’s death) following the date of such termination (but in no event longer than the expiration of its stated term). Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a Subsidiary for Cause (as such term is defined in Section 9.3(a) below) or at a time when grounds for such a termination exist, the Participant’s then outstanding Options and/or SARs (whether or not previously vested) shall immediately terminate and shall have no further force or effect.

5.9 Rights as a Stockholder. A Participant shall have no rights to vote or receive dividends or any other rights of a stockholder with respect to any Shares covered by an Option or SAR unless and until such Option or SAR is validly exercised and any such Shares are issued to the Participant (subject to Section 4.2). The Company will issue such Shares promptly after the exercise of such Option or SAR (to the extent the SAR is settled in Shares) is completed.

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ARTICLE 6

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

6.1 Grant of Restricted Stock and RSU Awards. The Committee may grant Restricted Stock Awards and/or Restricted Stock Unit Awards (RSUs) to any Participant. Under a Restricted Stock Award, the Company issues Shares to the Participant when the Award is made, subject to specified conditions and restrictions; and under an RSU Award, the Participant receives the right to receive Shares in the future upon satisfaction of specified terms and conditions. The vesting, forfeiture and other terms and conditions applicable to the Shares covered by a Restricted Stock Award or the RSUs and Shares covered by a Restricted Stock Unit Award (including, but not limited to, conditions and restrictions tied to the achievement of specified performance objectives and/or the completion of one or more specified periods of future service) will be determined by the Committee and will be set forth in the applicable Award Agreement. Each such Award will have a vesting period of at least one year from date of grant, except when such Awards are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus.

6.2 Restricted Shares. Shares issued pursuant to a Restricted Stock Award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Company may retain physical possession of any such stock certificate and may require a Participant to deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of restricted Shares that are forfeited. Notwithstanding the foregoing, if a Participant forfeits Shares covered by a Restricted Stock Award, the Shares that are forfeited shall automatically be cancelled on the books and records of the Company whether or not the Participant returns a certificate for such Shares or otherwise fails or refuses to execute documents or take other action requested by the Company in connection with the cancellation of the forfeited Shares. Except to the extent otherwise provided under the Plan or the Award Agreement, a Participant who holds unvested Shares pursuant to an outstanding Restricted Stock Award shall have all of the rights of a stockholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to the payment and vesting conditions described in Section 6.4 below).

6.3 Shares Covered by RSU Awards. No Shares will be issued pursuant to an RSU Award unless and until the applicable vesting and other conditions have been satisfied. The holder of an RSU Award shall have no rights as a stockholder with respect to Shares covered by the RSUs unless and until the RSUs becomes vested and the Shares covered by the vested RSUs are issued to the Participant. Subject to Section 6.4, the Committee may provide that a Participant who holds RSUs will be entitled to receive dividend equivalent credits based upon the dividends that would have been payable with respect to the Shares covered by the RSUs if such Shares were outstanding.

6.4 Dividends on Restricted Stock and RSU Shares. If a dividend is declared with respect to outstanding Shares, then, unless the Committee determines otherwise, a corresponding dividend will be credited to a Participant with respect to Shares covered by an outstanding Restricted Stock or RSU Award as if such Shares were outstanding and free of vesting and other conditions and restrictions. Dividend credits (if any) will be made in the form of cash or in the form of additional Shares of Restricted Stock or RSUs (based upon the then Fair Market Value per Share) or any combination thereof, all as determined by the Committee. Dividends credited with respect to Restricted Stock and RSU Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms that are applicable to the Shares of Restricted Stock or RSU Shares to which such dividend credits apply and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A.

6.5 Non-Transferability. No Restricted Stock Award and no Shares covered by a Restricted Stock Award, may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or the Plan, and any attempt to do so shall be null and void.

6.6 Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unvested Shares held pursuant to a Restricted Stock Award and

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unvested RSUs held under an RSU Award shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

6.7 Timing Requirement for Settlement of RSUs. Unless otherwise specified in the applicable Award Agreement, RSUs shall be settled in the form of Shares or cash (as determined by the Committee) as soon as practicable after the RSUs become vested but in no event later than the 15th day of the third month following the calendar year in which the vesting of such RSUs occurs. Notwithstanding the foregoing, the terms of an RSU Award may expressly provide that settlement of vested RSUs covered by the Award will be deferred until a later date or the occurrence of a subsequent event, provided that any such deferral provision complies with the election, distribution timing and other requirements of Section 409A.

6.8 Receipt of Shares. A Participant who holds Shares that become vested under a Restricted Stock Award or who holds RSUs that become vested (to the extent the vested RSUs are settled in Shares) will be entitled to receive such Shares, subject to the payment or satisfaction of applicable withholding taxes. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.

ARTICLE 7

OTHER FORMS OF AWARD

7.1 Other Share-Based Awards. Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, Shares, including, without limitation, performance share awards, performance unit awards, stock bonus Awards, dividend equivalent Awards (either alone or in conjunction with other Awards), purchase rights for Shares, and Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. Each such Share-based Award will be made upon such vesting, forfeiture, performance and other terms and conditions as the Committee, acting in its discretion, may determine. The vesting or earn out period under any such Award may not be less than one year, except when such Awards are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Dividend equivalent awards made in conjunction with other Share-based Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms of the corresponding Share-based Awards and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A. If and when a Share-based Award granted under this Section becomes payable, payment may be made in the form of cash, whole Shares or a combination of cash and whole Shares (as determined by the Committee), with a payment in Shares being based upon their Fair Market Value on the applicable vesting or payment date(s).

7.2 Cash Incentive Awards. The Committee may make annual and/or long-term Cash Incentive Awards pursuant to which a Participant may earn the right to receive a cash payment that is conditioned upon the achievement of a specified performance goal or goals established by the Committee and communicated to the Participant as soon as practicable after the beginning of the applicable performance period and the satisfaction of such other terms and conditions as the Committee may prescribe. A Cash Incentive Award will be payable in the form of a single sum cash payment on or as soon as practicable after the date the Award becomes earned and vested, but in no event later than the 15th day of the third month of the calendar year (or the applicable tax year) following the year in which such vesting occurs. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such Cash Incentive Award if (and only if) the Award is exempt from Section 409A or, if not so exempt, the deferred payout complies with the applicable terms and conditions of Section 409A.

7.3 Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unearned and/or unvested Share-based Awards and Cash Incentive Awards granted under this Article shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

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7.4 Dividend Equivalents under Performance-Based Awards. Dividends or dividend equivalents, if any, paid or credited with respect to performance-based Awards will be subject to the same performance conditions as apply to the underlying Awards.

ARTICLE 8

PERFORMANCE-BASED AWARDS

8.1 Performance-Based Awards--General. The Committee may provide that the grant, exercise, vesting, amount and/or settlement of an Award shall be contingent upon achievement of one or more objective performance goals, which shall be prescribed in writing by the Committee. Such performance goals shall be based on any one or more of the Performance Factors listed in Section 8.2 and may be expressed in absolute terms, relative to performance in prior periods and/or relative to performance of other companies or an index of other companies or on such other basis as the Committee may determine. All determinations as to the establishment of performance goals, the amount of cash and/or the number of Shares that may be earned under such Award, the target level (and, if applicable, minimum and maximum levels) of performance goal achievement required as a condition of earning the Award, and the earned value of any such performance-based Award shall be made by the Committee and shall be recorded in writing.

8.2 Performance Factors. Any one or more of the following Performance Factors may be used by the Committee in establishing performance goals for Awards, in each case taking into account such adjustments and other objective factors as the Committee may specify at the time the goal is established: (a) revenues on a corporate or product by product basis, gross profit or gross profit growth; (b) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items; (c) net income or net income per share (basic or diluted); (d) return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales or return on equity; (e) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (f) economic value created or added; (g) operating margin or profit margin; (h) expense or cost targets; (i) objective measures of customer satisfaction; (j) working capital targets; (k) inventory control; (l) debt targets; (m) implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or (n) share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).

8.3 Performance Goals. In establishing performance goals with respect to an Award, the applicable Performance Factors may be determined by reference to the Company’s performance and/or the performance of any one or more Subsidiaries, divisions, business segments or business units of the Company and its Subsidiaries, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies) or relevant indices. The Committee may prescribe that performance goals under any such Award will be adjusted as necessary or appropriate in order to account for changes in law or accounting rules, principles or standards or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of the Award, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) acquisitions and divestitures, or (d) changes in generally accepted accounting principles.

8.4 Certification. No amount shall be paid and no Shares shall be distributed or released pursuant to a performance-based Award unless and until the Committee certifies in writing the extent of achievement of the applicable performance goal(s) and the corresponding amount that is earned by the Participant under such Award.

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ARTICLE 9

CHANGE IN CONTROL

9.1 Assumption or Substitution of Outstanding Awards. If a “Change in Control” (as defined below) is consummated, the parties to the Change in Control may agree that outstanding Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. If the Change in Control does not involve an agreement with a third party, and if the Shares covered by an outstanding Award are still traded on a national securities exchange, then the Committee may unilaterally require that the Award be continued, assumed, converted or substituted in accordance with this Section. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Award, provided that (a) if the assumed or substituted Award is an Option or SAR, the number of shares and Exercise Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Award is not an Option or SAR, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company’s outstanding Shares. If the original Award is subject to the satisfaction of performance conditions, then such performance conditions (as opposed to service conditions) shall be deemed to have been satisfied immediately prior to the consummation of the Change in Control at the greater of (x) the target performance level, or (y) the performance level that would have been attained if the rate or level of performance from the beginning of the performance period through the date of the Change in Control had continued at the same rate through the end of the performance period; provided that the Committee may in the applicable Award Agreement provide that the satisfaction of such performance conditions will be determined based on the actual performance level during the performance period through the date of the Change in Control. If reasonably feasible, the assumed or substituted Award will also provide the Participant with an opportunity to earn any remaining portion of the Award (over and above the portion deemed to have been earned under the preceding sentence) based upon the achievement of a performance goal for the entire performance period that is similar in nature to the corresponding performance goal under the original terms of the Award. Further, if, within two years following the consummation of a Change in Control, a Participant’s employment or other service terminates due to the Participant’s death or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without “Cause” or by the Participant for “Good Reason” (as such terms are defined below), any then outstanding assumed or substitute Awards held by such terminated Participant shall immediately be fully vested and any post-Change in Control performance conditions applicable to such Award will be deemed to have been satisfied immediately prior to such termination at the maximum performance level specified in the Award for purposes of determining the extent to which the Award is earned, provided that the Committee may in the applicable Award Agreement provide that the satisfaction of such performance conditions will be determined based on the actual performance level during the performance period through the date of such termination, and any outstanding assumed or substitute Options and SARs will remain outstanding for 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms).

9.2 Awards Not Assumed or Substituted. If a Change in Control occurs and an outstanding Award is not assumed, converted, substituted or continued pursuant to Section 9.1, then such Award will be deemed fully vested and any performance conditions applicable to such Award will be deemed to have been satisfied immediately prior to the consummation of the Change in Control at the maximum performance level specified in the Award for purposes of determining the extent to which the Award is earned, provided that the Committee may in the applicable Award Agreement provide that the satisfaction of such performance conditions will be determined based on the actual performance level during the performance period through the date of the Change in Control. Each such Award shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction, reduced in the case of an Option or SAR by the Exercise Price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an Exercise Price per Share that is equal to or greater than the value of the Change in Control transaction consideration per Share. The amount payable with respect to the cancellation of an outstanding Award pursuant to this Section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof). Subject to Section

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11.2, the payments contemplated by this Section 9.2 shall be made upon at or as soon as practicable following (but no later than 30 days following) the effective time of the Change in Control, provided that such payments, to the extent that they constitute “transaction-based compensation” within the meaning of Section 1.409A-3(i)(5)(iv) of the Treasury regulations, may be made at later dates in accordance with the rules for transaction-based compensation under such regulations. Notwithstanding the foregoing, the Committee, acting in its discretion, may prescribe different treatment of an Award in the circumstances governed by this Section, provided that the terms of such different treatment, together with a specific reference to this Section, are set forth in the applicable Award Agreement.

9.3 Certain Defined Terms.

(a) “Cause” means, with respect to any Participant and unless otherwise specified in the Participant’s Award Agreement, (i) if there is an employment or other services agreement in effect between the Participant and the Company or a Subsidiary that defines the term “cause” (or a term of like import), the Participant’s engaging in conduct that constitutes “cause” (or a term of like import) within the meaning of that agreement, or (ii) if there is no such employment or other services agreement in effect, “Cause” shall mean (1) a Participant’s repeated failure or refusal to perform the duties of the Participant’s employment or other service, consistent with past practice and his or her position and title where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct; (2) the Participant’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Participant’s performance of any act or the Participant’s failure to act, for which, if the Participant were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Participant’s performance of any act or the Participant’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Participant to secure any personal profit (other than pursuant to the terms of the Participant’s employment or other service or through the Participant’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Participant or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Participant’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his or her duties; (7) the Participant’s illegal use of controlled substances; (8) any act or omission by the Participant involving malfeasance or gross negligence in the performance of the duties of the Participant’s employment or other service to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Participant of the duties of the Participant’s employment, relating to any contract, agreement or commitment made by or applicable to the Participant in favor of any former employer or any other person.

(b) A “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary of the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for Shares pursuant to which purchases are made, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, provided, however, that the provisions of this paragraph (a) shall not be applicable to any acquisition directly from the Company; or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment or election by the Board or nomination for election by

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the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who were either directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered a member of the Incumbent Board, but excluding for this purpose any new director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) there is consummated a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

(c) “Good Reason” shall have the meaning ascribed to that term (or a term of like import) in a Participant’s employment or other services agreement or, if such term (or a term of like import) is not defined in the Participant’s employment or other services agreement or there is no such agreement, then “Good Reason” shall mean any of the following events: (i) a material diminution of the Participant’s duties and responsibilities that result in a material adverse effect on the Participant’s status and authority, (ii) a change in the principal location of the Participant’s employment to a location more than fifty (50) miles outside of New York City or the Participant’s then current other business location, except for travel reasonably required as part of such employment, (iii) failure to timely pay the Participant any salary or bonus when due, or (iv) any reduction in (1) the Participant’s annual rate of salary from the highest annual rate of salary in effect during the one-year period prior to the date of the Change of Control, or (2) the amount of annual bonus paid to the Participant after the date of the Change in Control in light of the results of operations of the Company for that year compared to the bonus paid for the most recent fiscal year prior to the date of the Change of Control in light of the results of operations of the Company for that year. Notwithstanding the foregoing, in order to terminate for “Good Reason,” a Participant must specify in writing to the Company (or the successor or acquiring company or a parent thereof) the nature of the act or omission that the Participant deems to constitute Good Reason and provide the Company (or the successor or acquiring company or a parent thereof) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the Participant’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.

9.4 No Fractional Shares. In the event of an adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.

ARTICLE 10

AMENDMENT AND TERMINATION

10.1 Amendment and Termination of the Plan. The Board, acting in its sole discretion, may amend the Plan at any time and from time to time and may terminate the Plan at any time. Plan amendments will be subject to approval by the Company’s stockholders if and to the extent such approval is required in order to satisfy applicable law and/or stock

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exchange listing rules. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the date it is approved by the Company’s stockholders (and the Plan will not become effective unless and until such approval is obtained).

10.2 Outstanding Awards. Except as specifically required or permitted by the Plan or an Award Agreement, no amendment of an Award Agreement, and no termination, amendment or modification of the Plan, shall cause any then outstanding Award to be forfeited or altered in a way that adversely affects a Participant’s rights, unless the Participant consents thereto. The rights of any person with respect to an Award that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of such termination and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

ARTICLE 11

TAX WITHHOLDING; SECTION 409A

11.1 Tax Withholding. Each Award and the exercise, vesting and settlement of each Award shall be subject to a Participant’s payment or other satisfaction of any applicable withholding taxes. The Committee, in its sole discretion and pursuant to applicable law and such procedures as it may specify from time to time, may require or permit the Participant to satisfy the tax withholding obligation(s) relating to an Award (in whole or in part) by or through (a) the payment of cash by the Participant, (b) the Company’s withholding cash or Shares that would otherwise be paid, issued or released pursuant to the Award, (c) the transfer to the Company of other Shares owned by the Participant, (d) a broker-assisted cashless exercise arrangement that complies with applicable law, and/or (e) by such other means as the Committee may determine. The amount of a Participant’s withholding tax obligation that is satisfied in Shares (whether previously-owned or withheld from the Shares that would otherwise be issued or released) shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld. If Shares are withheld for the payment of a Participant’s taxes associated with an Award, the amount of tax covered by such Share withholding must be based upon a rate that is not less than the minimum applicable withholding rate and may be based upon a rate that does not exceed the maximum individual statutory tax rate in the Participant’s applicable tax jurisdiction(s). For the avoidance of doubt, if a Participant’s actual marginal tax rate is lower than the maximum applicable tax rate, the amount of Share-based withholding may be based upon the higher maximum tax rate.

11.2 Section 409A Compliance. It is intended that Awards made under the Plan, including any deferred payment or settlement terms and conditions, shall be exempt from or comply with Section 409A. Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained herein, the following provisions shall apply with respect to an Award if and to the extent that such Award provides for the payment of “nonqualified deferred compensation” (within the meaning of Section 409A).

(a) If a Participant becomes entitled to payments (cash or Shares) under the Award on account of the “termination of the Participant’s employment or other service” or words of like import, then such termination of employment or service will not be deemed to have occurred unless and until the Participant incurs a “separation from service” within the meaning of Section 409A.

(b) If the Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service, then any such payment covered by Section 409A that is made on account of such separation from service (as described above) shall be delayed until the first business day following the earlier of (i) the date which is six months after the date of such separation from service, or (ii) the date of the Participant’s death. On the delayed payment date, the Participant (or the Participant’s beneficiary) will be entitled to receive a lump sum payment or distribution of the payments that otherwise would have been made during the period that such payments are delayed, without any interest or other lost earnings with respect to the period of such delay.

(c) If a payment covered by Section 409A would be accelerated on account of the occurrence of a “Change in Control,” then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A (referred to as a “change in control event” under the applicable Treasury

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regulation). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment or settlement schedule that would have applied under the Award in the absence of a Change in Control or, if earlier, on the date of the Participant’s separation from service (without regard to any further service or performance conditions that otherwise would have applied).

(d) Notwithstanding the foregoing, each Participant shall be solely responsible, and the Company shall have no liability to the Participant or otherwise, for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.

ARTICLE 12

MISCELLANEOUS

12.1 Non-Transferability. Except as otherwise specifically permitted by the Plan or the applicable Award Agreement, no Award shall be assignable or transferable except upon the Participant’s death to his or her “beneficiary” (as defined below), and, during a Participant’s lifetime, an Option or SAR may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, subject to the consent of the Committee (which it may grant, condition or deny in its sole discretion for any or no reason), a Participant may make an inter vivos transfer of an Option (other than an ISO), SAR or RSU to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies and other entities which qualify as family members, provided that such transfer is not a transfer for value or is a transfer for value that the Committee determines is for estate planning purposes, and provided further that such transfer is permitted by applicable law and does not give rise to tax under Section 409A. For the purposes hereof, a Participant’s “beneficiary” is any person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Award(s) upon the Participant’s death, subject to the provisions hereof and of the applicable Award Agreement(s). A Participant may designate a beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior beneficiary designation. If a Participant does not designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be his or her beneficiary. The term “Participant,” as used herein, shall be deemed to include the Participant’s beneficiary if and to the extent the context requires.

12.2 Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company of all or substantially all of the business and/or assets of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, and the term “Company” as used herein shall be construed accordingly.

12.3 Legal Construction. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.5 Transfer Orders; Placement of Legends. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Shares may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

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12.6 Nonexclusivity of the Plan. No provision of the Plan, and neither its adoption by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.

12.7 Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of any foreign jurisdictions that may apply to Participants who receive Awards. Any such sub-plan shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable for such purposes and shall be in such form (including, without limitation, as an appendix to the Plan) as the Committee deems appropriate. Each sub-plan shall be deemed a part of the Plan, but shall apply only to the Participants who are subject to the laws of the jurisdiction to which the sub-plan relates.

12.8 Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

12.9 Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Award Agreement, Awards and benefits otherwise provided by Awards made under the Plan shall be subject to the Company’s incentive compensation claw back policies as in effect from time to time, whether or not such policy was in effect on the date the Plan was adopted or the date on which the Award was granted, and, as applicable, the claw back requirements of the Dodd-Frank Act Section 954 and any stock exchange upon which the Shares are then listed.

12.10 Forfeiture Events. The Board or the Committee, as applicable, may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

12.11 Limitation of Rights. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

12.12 Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations made by the Committee in connection with the exercise of its authority and responsibilities under the Plan (including, without limitation, decisions and determinations relating to the construction, interpretation and administration of the Plan or any Award), shall be final, binding and conclusive on all persons.

12.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state).

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APPENDIX B

G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

	Year ended January 31,
	2026	2025
	(Unaudited)
Net income attributable to G-III Apparel Group, Ltd.	$67,353	$193,566

Asset impairments	48,565	8,195
Strategic opportunity related professional fees	2,282	-
One-time warehouse related severance expenses	1,327	1,908
Gain on forgiveness of liabilities	-	(600)
Depreciation and amortization	29,016	27,444
Interest and financing charges, net	508	18,842
Income tax expense	43,316	76,566

Adjusted EBITDA, as defined (1)	$192,367	$325,921

Adjusted Pre-tax Income, as defined (2)	$162,843	$279,635

Adjusted Pre-tax Income for Annual Cash Incentive, as defined (3)	$262,843	$279,635

(1)	Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net and income tax expense and excludes (i) in both fiscal 2026 and 2025, asset impairments, (ii) in fiscal 2026, professional fees related to a potential strategic opportunity that did not come to fruition, (iii) in both fiscal 2026 and 2025, one-time severance expenses related to a closed warehouse and (iv) in fiscal 2025, the gain on the forgiveness of certain liabilities related to the acquisition of the minority interest of our DKNY business in China that we did not already own. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

(2)	Adjusted Pre-tax Income is a “non-GAAP” financial measure which represents Adjusted EBITDA, as defined, and excludes (i) depreciation and amortization and (ii) interest and financing charges, net. Adjusted Pre-tax Income is being presented as a supplemental disclosure because this is a measurement used in determining annual cash incentives for our Named Executive Officers. Adjusted Pre-tax Income should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

(3)	In fiscal 2026, the Adjusted Pre-tax Income used in the calculation of the achievement of the annual cash incentive for certain Named Executive Officers included an equitable adjustment of $100 million to offset the impact of changing tariff policies imposed by the U.S. government. This adjustment reflected 75% of the total impact of tariffs on annual results since the Company successfully mitigated a portion of the impact of tariffs on gross margin. This adjustment was consistent with various categories of adjustments to GAAP financial results approved by the Compensation Committee in connection with the terms of the annual cash incentive plan.

2026 PROXY STATEMENT / 91

G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands)

	Year ended January 31,
	2026	2025
	(Unaudited)
GAAP net income attributable to G-III Apparel Group, Ltd.	$67,353	$193,566

Excluded from non-GAAP:
Asset impairments	48,565	8,195
Strategic opportunity related professional fees	2,282	-
One-time warehouse related severance expenses	1,327	1,908
Write-off of deferred financing costs	-	1,598
Gain on forgiveness of liabilities	-	(600)
Income tax impact of non-GAAP adjustments	(3,301)	(1,030)

Non-GAAP net income attributable to G-III Apparel Group, Ltd., as defined	$116,226	$203,637

Non-GAAP net income is a “non-GAAP financial measure” that excludes (i) in both fiscal 2026 and 2025, asset impairments, (ii) in fiscal 2026, professional fees related to a potential strategic opportunity that did not come to fruition, (iii) in both fiscal 2026 and 2025, one-time severance expenses related to a closed warehouse, (iv) in fiscal 2025, the write-off of deferred financing costs related to the redemption of our Senior Secured Notes (the “Notes”) and (v) in fiscal 2025, the gain on the forgiveness of certain liabilities related to the acquisition of the minority interest of our DKNY business in China that we did not already own. For fiscal 2026, the income tax impact of non-GAAP adjustments is calculated using the applicable statutory tax rate for the respective period. For fiscal 2025, the income tax impact of non-GAAP adjustments is calculated using the effective tax rate for the period. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses these non-GAAP financial measures to assess our performance on a comparative basis and believes that they are also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

92 \

G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of GAAP Diluted Net Income Per Share to Non-GAAP Diluted Net Income Per Share

	Year ended January 31,
	2026	2025
	(Unaudited)
GAAP diluted net income attributable to G-III Apparel Group, Ltd. per common share	$1.51	$4.20

Excluded from non-GAAP:
Asset impairments	1.09	0.18
Strategic opportunity related professional fees	0.05	-
One-time warehouse related severance expenses	0.03	0.04
Write-off of deferred financing costs	-	0.03
Gain on forgiveness of liabilities	-	(0.01)
Income tax impact of non-GAAP adjustments	(0.07)	(0.02)

Non-GAAP diluted net income attributable to G-III Apparel Group, Ltd. per common share, as defined	$2.61	$4.42

Non-GAAP diluted net income per common share is a “non-GAAP financial measure” that excludes (i) in both fiscal 2026 and 2025, asset impairments, (ii) in fiscal 2026, professional fees related to a potential strategic opportunity that did not come to fruition, (iii) in both fiscal 2026 and 2025, one-time severance expenses related to a closed warehouse, (iv) in fiscal 2025, the write-off of deferred financing costs related to the redemption of the Notes and (v) in fiscal 2025, the gain on the forgiveness of certain liabilities related to the acquisition of the minority interest of our DKNY business in China that we did not already own. For fiscal 2026, the income tax impact of non-GAAP adjustments is calculated using the applicable statutory tax rate for the respective period. For fiscal 2025, the income tax impact of non-GAAP adjustments is calculated using the effective tax rate for the period. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses these non-GAAP financial measures to assess our performance on a comparative basis and believes that they are also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

2026 PROXY STATEMENT / 93

GIII

Owned Brands

- DKNY
- KARL LAGERFELD
- DONNA KARAN NEW YORK
- VILEBREQUIN
- G.H.BASS EST.1876
- SONIA RYKIEL PARIS
- ANDREW MARC
- Jessica Howard
- Eliza J
- WILSONS LEATHER

Licensed Brands

- CONVERSE
- Levi's
- HALSTON
- COLE HAAN
- BCBG
- KENNETH COLE
- VINCE CAMUTO
- DOCKERS
- STARTER
- Champion
- FRENCH CONNECTION
- GIII Sports by Carl Banks
- Calvin Klein
- TOMMY HILFIGER
- NAUTICA

SPORTS LICENSING

- NHL
- NBA
- NFL
- OFFICIALLY LICENSED COLLEGIATE PRODUCTS

G-III APPAREL GROUP, LTD.				Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:						◻

		The Board of Directors Recommends a Vote FOR all listed nominees for directors in
		Proposal 1, and FOR Proposals 2, 3 and 4.

1.	Election of directors:	01	Morris Goldfarb	05	Jeffrey Goldfarb	09	Cheryl Vitali	◻	Vote FOR all nominees	◻	Vote WITHHELD from all nominees
		02	Sammy Aaron	06	Victor Herrero	10	Richard White		(except as marked)
		03	Thomas J. Brosig	07	Patti H. Ongman	11	Andrew Yaeger
		04	Dr. Joyce F. Brown	08	Michael Shaffer

					Please detach here

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote to approve the compensation of named executive officers:					◻	For	◻	Against	◻	Abstain

3.	Proposal to approve our amended 2023 Long-Term Incentive Plan to increase the number of shares of common stock authorized for grant and issuance under the Plan by 2,500,000 shares:					◻	For	◻	Against	◻	Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP:					◻	For	◻	Against	◻	Abstain

5. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2, 3 and 4.  If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3 and FOR Proposal No. 4.  Any and all proxies heretofore given by the undersigned are hereby revoked.

Date							Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 11, 2026

10:00 a.m. (ET)

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Annual Meeting of Stockholders To Be Held On June 11, 2026.

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 11, 2026, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions.